Exhibit 2.1

membership interest PURCHASE AGREEMENT

BARRICK GOLD U.S. INC.

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BARRICK GOLD CORPORATION

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DONLIN GOLD HOLDINGS LLC

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PAULSON ADVANTAGE PLUS MASTER LTD.

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PAULSON PARTNERS LP

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NOVAGOLD RESOURCES ALASKA, INC.

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NOVAGOLD RESOURCES INC.

_________________

April 22, 2025

________________

Table of Contents

Article 1
INTERPRETATION		2
1.1	Defined Terms	2
1.2	Rules of Construction	13
1.3	Entire Agreement	14
1.4	Governing Law and Submission to Jurisdiction	15
1.5	Severability	15
1.6	Knowledge	16
1.7	Disclosure Schedule	16
1.8	No Setoff	17
1.9	Exhibits	17

Article 2
PURCHASE AND SALE		17
2.1	Purchase and Sale of the Membership Interests	17
2.2	Purchase Price	18
2.3	Purchase Price Adjustment	18
2.4	Withholding Taxes	19
2.5	First Purchaser Backstop	19

Article 3
CLOSING		19
3.1	Closing	19
3.2	Closing Deliveries by Seller	20
3.3	Closing Deliveries by each of the Purchaser Parties	21
3.4	Conditions of Closing in Favor of the Purchasers	22
3.5	Conditions of Closing in Favor of Seller	23
3.6	Actions to Satisfy Closing Conditions	24
3.7	Frustration of Condition	24

Article 4
REPRESENTATIONS AND WARRANTIES OF SELLER		24
4.1	Organization and Authority of Seller; Enforceability	25
4.2	No Conflicts; Consents	25
4.3	Legal Proceedings	25
4.4	Ownership of Membership Interests	26
4.5	Brokers	26
4.6	Non-Foreign Status	26
4.7	Services Provided to the Company	26

Article 5
REPRESENTATIONS AND WARRANTIES REGARDING THE cOMPANY		26
5.1	Organization and Qualification of the Company	26
5.2	Absence of Conflicts	27

5.3	Capitalization	27
5.4	Subsidiaries	27
5.5	Absence of Certain Changes or Events	27
5.6	Financial Statements	28
5.7	Liabilities	28
5.8	Legal Proceedings	28
5.9	Taxes	28
5.1	Material Contracts	29
5.11	Permits	29
5.12	Properties	29
5.13	Environmental Matters	30
5.14	Compliance with Legal Requirements	31
5.15	Full Disclosure	31
Article 6
REPRESENTATIONS AND WARRANTIES OF FIRST PURCHASER parties		31
6.1	Organization and Qualification	32
6.2	Due Authorization and Enforceability	32
6.3	Absence of Conflicts	32
6.4	Regulatory Approvals	32
6.5	Investment Purpose	33
6.6	Brokers	33
6.7	Sufficiency of Funds	33
6.8	Legal Proceedings	33
6.9	Anti-Money Laundering	33
6.1	Reliance	34

Article 7
REPRESENTATIONS AND WARRANTIES OF sECOND PURCHASER parties		34
7.1	Organization and Qualification	34
7.2	Due Authorization and Enforceability	35
7.3	Absence of Conflicts	35
7.4	Regulatory Approvals	35
7.5	Investment Purpose	35
7.6	Brokers	36
7.7	Sufficiency of Funds	36
7.8	Financing	36
7.9	Legal Proceedings	37
7.1	Anti-Money Laundering	37
7.11	Reliance	38

Article 8
PRE-CLOSING COVENANTS		38
8.1	Conduct Prior to Closing	38
8.2	Access	39
8.3	Confidentiality	39

8.4	Exclusivity	42
8.5	Material Adverse Effect	42
8.6	Properties	43
8.7	Casualty; Condemnation	43
8.8	Related Party Agreements	43
8.9	Registrations	43

Article 9
post-closing covenants		44
9.1	Company’s Books and Records	44
9.2	Tax Matters	44
9.3	Second Purchaser Financing Covenants	48
9.4	Parent Guarantee	48

Article 10
indemnification		51
10.1	Survival	51
10.2	Indemnification By Seller	52
10.3	Indemnification By Purchasers	52
10.4	Certain Limitations	53
10.5	Calculation of Losses	55
10.6	Indemnification Procedures	56
10.7	Payments	59
10.8	Tax Treatment of Indemnification Payments	59
10.9	Prior Knowledge of Breach	59
10.1	Remedies	59

Article 11
termination		60
11.1	Termination Rights	60
11.2	Termination Procedure	61

Article 12
MISCELLANEOUS		62
12.1	Notices	62
12.2	Amendments and Waivers	64
12.3	Assignment	64
12.4	No Third Party Beneficiary	64
12.5	Successors and Assigns	64
12.6	Expenses	64
12.7	Further Assurances	64
12.8	Counterparts	65
12.9	Waiver of LLC Agreement	65

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT made the 22nd day of April, 2025,

AMONG:

BARRICK GOLD U.S. INC., a corporation existing under the laws of the State of California

(hereinafter referred to as “Seller”);

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BARRICK GOLD CORPORATION, a corporation existing under the laws of the Province of British Columbia

(hereinafter referred to as “Seller Parent”);

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DONLIN GOLD HOLDINGS LLC, a limited liability company existing under the laws of the State of Delaware

(hereinafter referred to as “First Purchaser”);

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PAULSON ADVANTAGE PLUS MASTER LTD., a limited company existing under the laws of the Cayman Islands.

(hereinafter referred to as “Paulson Advantage”);

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PAULSON PARTNERS LP, a limited partnership existing under the laws of the State of Delaware.

(hereinafter referred to as “Paulson Partners”, together with

Paulson Advantage, the “First Parents”);

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NOVAGOLD RESOURCES ALASKA, INC., a corporation existing under the laws of the State of Alaska

(hereinafter referred to as “Second Purchaser”, together with First Purchaser, the “Purchasers”);

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NOVAGOLD RESOURCES INC., a corporation existing under the laws of the Province of British Columbia

(hereinafter referred to as “Second Parent”).

WHEREAS, Seller holds 50% of all of the issued and outstanding membership interests of Donlin Gold LLC (the “Company”), a Delaware limited liability company;

WHEREAS the Company conducts mineral exploration and development and related activities at the Donlin Gold project in Alaska; and

WHEREAS Seller wishes to sell all of its membership interests in the Company to Purchasers, and Purchasers wish to purchase from Seller all of Seller’s membership interests of the Company on the terms and conditions hereinafter set forth.

NOW, THEREFORE, THIS AGREEMENT WITNESSES THAT, in consideration of the respective covenants and agreements of the Parties (as defined below) herein contained, and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each Party), the Parties agree as follows:

Article 1
INTERPRETATION

1.1	Defined Terms

For the purposes of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“Actual Knowledge” means that Marcelo Kim was aware or knew of the applicable circumstance, event or condition in question (“Subject Situation”) as of the Closing Date, provided that (i) Marcelo Kim will be deemed to be aware, or have knowledge, of the Subject Situation only if the Subject Situation is expressly disclosed (a) in a section of this Agreement, (b) in one or more sections of the Disclosure Schedule, (c) in writing by Second Purchaser, the Company or Seller, or any of their respective Affiliates or Representatives, to Marcelo Kim prior to April 16, 2025, or (d) in writing by Marcelo Kim to Second Purchaser, the Company or Seller, or any of their respective Affiliates or Representatives, and (ii) the only other acceptable evidence of such awareness or knowledge shall be a finding by a court in a proceeding complying with Section 1.4 of this Agreement that Marcelo Kim personally was aware of the Subject Situation as of the Closing Date;

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

“Agreed Efforts” means, in respect of a Party, dedicating the internal and external resources and expenditures that are objectively necessary in the circumstances to enable such Party to perform its obligations under this Agreement and to satisfy the conditions to Closing applicable to such Party; provided that such efforts will not be less than those dedicated by such Party in negotiating and executing this Agreement and the Ancillary Agreements;

“Ancillary Agreements” means the Transition Services Agreement, the Environmental Indemnity and Release and the Intellectual Property Licensing Agreement;

“Anti-Money Laundering Laws” means any Law that relates to the prohibition of money laundering, terrorist financing, anti-bribery, corruption or the financing of terrorism or other crimes, including the Criminal Code, the Foreign Corrupt Practices Act (United States), the Corruption of Foreign Public Officials Act (Canada), the USA PATRIOT ACT or any other similar anti-bribery or anti-corruption Law in the United States or Canada concerning or relating to bribery or corruption;

“Authorization” means, with respect to any Person, any Order, permit, approval, decree, consent, waiver, license, certificate, registration or similar authorization of any Governmental Body having jurisdiction over such Person;

“Backstop Agreement” means the backstop agreement dated as of the date hereof between Second Parent and the Second Purchaser Investors;

“Books and Records” means the Financial Records and all other books, records, files and papers of a Person, including drawings, engineering information, manuals and data, research and development records, mining, geological, metallurgical and environmental reports, lists of present and former suppliers and the minute books and equity ownership records of a Person, and all records, data and information stored electronically, digitally or on computer-related media;

“Business Day” means any day, other than a Saturday, Sunday or statutory holiday in the Province of British Columbia or the State of New York, on which commercial banks in Vancouver, British Columbia and New York, New York are open for business;

“Claim” means any investigation, litigation, action, suit, appeal, claim, application, Order, proceeding, complaint, grievance, arbitration, hearing, alternative dispute resolution process or other legal proceeding;

“Closing” means the closing of the transactions contemplated hereby;

“Closing Date” means (a) the later of (i) the date that is five (5) Business Days after the date on which the last of the conditions set forth in Sections 3.4 and 3.5 (excluding conditions that, by their terms, cannot be satisfied until the date of Closing, but subject to the satisfaction or waiver of those conditions as of the Closing) is satisfied or waived, and (ii) June 2, 2025, or (b) such other date as Seller and the Purchaser Parties may mutually agree in writing; provided, however, that the Closing Date shall occur no later than the Outside Date;

“Code” means the U.S. Internal Revenue Code of 1986, as amended;

“Company” has the meaning set out in the recital to this Agreement;

“Company Assets” means all assets owned by the Company, including the Properties;

“Company Interests” means all of the outstanding membership interests of the Company held by Seller free of all Encumbrances, except for Permitted Encumbrances. For avoidance of doubt, this represents, on a fully-diluted basis, 50% of the membership interest in the Company;

“Company Material Adverse Effect” means any event, change or effect that, when taken individually or together with all other adverse events, changes or effects, has, had or would be reasonably likely to have, a materially adverse effect on the business, affairs, capitalization, assets, liabilities, or condition (financial or otherwise) of the Company; provided, however, that any event, change or effect arising from or relating to:

(a)	changes in general political, regulatory, financial, or economic conditions, including in Canada or the United States;

(b)	the state of securities, credit, banking or commodity markets in general;

(c)	any change in currency exchange rates;

(d)	changes affecting generally the mining industry and markets in which the Company conducts business;

(e)	any fluctuation in interest rates;

(f)	any fluctuation in commodity prices, including the price of gold;

(g)	any act of God, natural or man-made disaster, or any other similar calamity or other force majeure event;

(h)	the fact of the pendency of the transactions contemplated by this Agreement and the identity of the Purchaser Parties and any action or inaction required by this Agreement or taken with the prior written consent of a Purchaser Party;

(i)	the adoption, implementation or proposed implementation of, or changes in, applicable Laws or binding directives issued by any Governmental Body (or in any interpretation of applicable Laws or binding directive);

(j)	the adoption, implementation or proposed implementation of, or changes in, U.S. GAAP or applicable accounting requirements (or in any interpretation of U.S. GAAP or applicable accounting requirements);

(k)	any act of terrorism or any outbreak of hostilities, military action, war, riot, protest or similar social disturbance, or any escalation or worsening thereof; and

(l)	any general outbreaks of disease, sickness, epidemic or pandemic, including any event, change or effect relating to or caused by the outbreak or any precautionary or emergency measures, recommendations, protocols or orders taken or issued by any Person in response thereto, are not Company Material Adverse Effects and are not to be taken into account in determining whether a Company Material Adverse Effect has occurred, provided that, in the case of (a), (d), (g), (i), (j), (k) and (l) above, such changes or developments do not disproportionately affect the Company;

“Confidential Information” has the meaning set out in Section 8.3(b);

“Contract” means any written agreement, indenture, contract, lease, deed of trust, license, option, instrument or other commitment;

“Deductible” has the meaning set out in Section 10.4(a);

“Direct Claim” has the meaning set out in Section 10.6(f);

“Disclosing Party” has the meaning set out in Section 8.3(b);

“Disclosure Schedule” means the Disclosure Schedule dated as of the Effective Date and delivered by Seller to the First Purchaser Parties;

“Effective Date” means the date of this Agreement;

“Encumbrance” means any pledge, lien (statutory or otherwise), charge, security interest, sublicense (in respect of real property), sublease (in respect of real property), title retention agreement, option, privilege, right of first refusal or first offer, royalty, interest in the production or profits from any asset, back-in rights, earn-in rights, mortgage, hypothec, right or restriction, or other similar interest or instrument charging, or creating a security interest in, or against, title, easement, servitude or right-of-way (registered or unregistered), whether contingent or absolute, which affects, by way of conflicting ownership interest or otherwise, the right, title or interest in any of the assets of a Person and any Contract, right or privilege (whether by law, Contract or otherwise) capable of becoming any of the foregoing;

“Environmental Indemnity and Release” means a duly executed irrevocable indemnity and release entered into by the Seller, Second Purchaser, Second Parent, and the Company in the form attached as Exhibit B;

“Environmental Laws” means all applicable Laws imposing obligations, responsibilities, liabilities or standards of conduct for or relating to: (a) the regulation or control of Hazardous Substances or activities in connection with, or for the protection of, human health or safety, the environment or natural resources (including climate, air, surface water, groundwater, wetlands, land surface, subsurface strata, vegetation or endangered or threatened species), or (b) the use, generation, disposal, reclamation, remediation, treatment, processing, recycling, handling, transport, distribution, destruction, transfer, import, export or sale of Hazardous Substances;

“Environmental Permits” means all permits authorized under Environmental Laws;

“Exploration and Lode Mining Lease” means that certain Restated Exploration and Lode Mining Lease effective May 1, 1995 between Calista Corporation and the Company, as amended by the Agreement to Amend Restated Exploration and Lode Mining Lease effective June 6, 2014;

“Financial Records” means all of the books of account, financial and accounting information and records, Tax returns and records, and other financial data and information of a Person, regardless of media;

“First Parents” has the meaning set out in the recitals to this Agreement, and are the direct or indirect holders of all of the equity interests of First Purchaser;

“First Purchaser” has the meaning set out in the recitals to this Agreement;

“First Purchaser Company Interests” has the meaning set out in Section 2.1;

“First Purchaser Fundamental Representations” means the representations and warranties of First Purchaser Parties set out in Section 6.1 (Organization and Qualification), Section 6.2 (Due Authorization and Enforceability), Section 6.6 (Brokers), and Section 6.7 (Sufficiency of Funds);

“First Purchaser Parties” means collectively, First Purchaser and First Parents;

“First Purchaser Purchase Price” has the meaning set out in Section 2.2(a);

“Governmental Body” means any domestic or foreign (a) federal, provincial, state, municipal, local or other government, (b) governmental or quasi-governmental authority of any nature, including any governmental ministry, agency, branch, department, court, commission, board, tribunal, bureau or instrumentality, (c) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, regulatory or Tax Authority or power of any nature, or (d) securities regulatory authority or stock exchange; but shall exclude any Alaskan Native Corporations established under the Alaska Native Claims Settlement Act;

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous or deleterious substance, waste or material, that now or in the future may impair the natural environment, injure or damage property or plant or animal life, or harm or impair the health of any individual, and includes tailings, waste rock, hydrogen sulphide, arsenic, cadmium, copper, lead, mercury, petroleum, polychlorinated biphenyls, asbestos and urea-formaldehyde insulation, and any other material, substance, pollutant or contaminant regulated or defined pursuant to, or that could result in liability under, any Environmental Law;

“Indemnification Claim” has the meaning set out in Section 10.6(a);

“Indemnified Party” has the meaning set out in Section 10.4;

“Indemnifying Party” has the meaning set out in Section 10.4;

“Information” means all information (whether oral or in writing, transmitted or stored in computerized, electronic, disk or other form or medium) provided by a Party, its Affiliates or any of their respective Representatives, and all analyses, compilations, data, studies or other documents or records prepared by a Party, its Affiliates or any of their respective Representatives, to the extent containing or based upon any such provided information or derived from access provided by a Party, its Affiliates or any of their respective Representatives, and each item thereof, whether obtained before or after the Effective Date;

“Intellectual Property Licensing Agreement” means the Intellectual Property Licensing Agreement in the form attached as Exhibit D;

“Interim Period” means the period from the Effective Date until the earlier of the termination of this Agreement in accordance with its terms and the Closing;

“Irrevocable Direction” has the meaning set out in Section 1.3;

“Knowledge” has the meaning set out in Section 1.6;

“Laws” means, in respect of any Person, property, transaction or event, any and all applicable (a) federal, provincial, state, regional, territorial, municipal or local laws, constitutions, treaties, statutes, codes, ordinances, Orders, decrees, rules, and regulations, and (b) judgments, writs, injunctions, decisions, awards, subpoenas, and directives of any Governmental Body;

“Leased Real Property” means the real estate in which the Company has a leasehold or subleasehold interest;

“LLC Agreement” means the Limited Liability Company Agreement of the Company made and entered into as of December 1, 2007, as amended by Amendment No. 1 made and entered into as of January 13, 2010, as amended by Amendment No. 2 made and entered into as of July 15, 2010, and as amended by Amendment No. 3; made and entered into as of June 1, 2011;

“Losses” means, in respect of any matter, all claims, demands, losses, damages, liabilities, deficiencies, fines, costs and expenses (including all legal and other professional fees and disbursements, interest, assessments, penalties and amounts paid in settlement) and judgments arising as a consequence of such matter, in each case excluding incidental, indirect, consequential, special, exemplary, aggravated and punitive damages and lost profits;

“Lyman Deed of Trust” means that certain Deed of Trust dated June 7, 1994, conveying the certain surface estate described therein in trust from Spencer W. Lyman and Carolyn Motherway Lyman, as Trustor, to Transalaska Title Insurance Agency, Inc., as Trustee, and recorded as document number 1994-000194-0 in the Kuskokwim Recording District, as amended by that certain Amendment to Deed of Trust dated March 7, 1997, recorded as document number 2009-000164-0 in the Kuskokwim Recording Distract, as further amended by that certain Amendment to Deed of Trust dated June 8, 2000, recorded as document number 2000-000171-0 in the Kuskokwim Recording District;

“Material Contracts” has the meaning set out in Section 5.10;

“Note” means the amended and restated secured promissory note made as of December 1, 2007 whereby the Second Purchaser is indebted to the Seller in the amount of $157,182,926 as of April 22, 2025, including principal and accrued interest, which shall be replaced by the Second Amended and Restated Note on Closing;

“Note Deed of Trust” means that certain Deed of Trust, Security Agreement, Financing Statement, Fixture Filing and Assignment of Leases and Proceeds, given by Second Purchaser to Fidelity Title Agency of Alaska, for the benefit of Seller (formerly Placer Dome U.S. Inc.), dated December 1, 2007, and recorded in the Kuskokwim Recording District on December 5, 2007, as Documents Numbered 2007-001297-0, 2007-001298-0, 2007-001299-0, and 2007-001300-0, as amended by that certain First Amendment to Deed of Trust, Security Agreement, Financing Statement, Fixture Filing and Assignment of Leases and Proceeds, recorded in the Kuskokwim Recording District on April 6, 2009, as Documents Numbered 2009-000067-0, 2009-000068-0, 2009-000069-0, 2009-000070-0, and 2009-000071-0;

“Obligated Party” has the meaning set out in Section 11.2(b)(i);

“Order” means any order, executive order, injunction, judgment, administrative complaint, decree, ruling, award, assessment, direction, instruction, penalty or sanction issued, filed or imposed by any Governmental Body or arbitrator;

“Ordinary Course” means any transaction that constitutes an ordinary day-to-day business activity of a Person in accordance with, and materially consistent with, its past business practices;

“Outside Date” means one hundred eighty (180) Business Days from the Effective Date;

“Parties” means each of Seller, Seller Parent, First Purchaser, Paulson Advantage, Paulson Partners, Second Purchaser and Second Parent, or any respective successor or permitted assign of any such Person at an applicable time, and, except for the purposes of Section 8.3, “Party” means any one of them;

“Paulson Advantage” has the meaning set out in the recitals to this Agreement, and is a direct holder of the equity interests of First Purchaser;

“Paulson Partners” has the meaning set out in the recitals to this Agreement, and is a direct holder of the equity interests of First Purchaser;

“Permit” means any licence, lease, grant, concession, permit, patent, franchise, approval, certificate, consent, ratification, permission, confirmation, endorsement, waiver, certification, registration, transfer, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law;

“Permitted Encumbrances” means:

(a)	statutory liens for current Taxes, assessments or other governmental charges not yet delinquent, or the amount or validity of which is being contested in good faith by appropriate proceedings and for which a reserve is maintained;

(b)	liens incurred or deposits made in the Ordinary Course to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers’ acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the Ordinary Course;

(c)	all rights reserved to, or vested in, any Governmental Body by the terms of any patent, lease, license, franchise, grant or permit held by it, or by any statutory provision to terminate any such patent, lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition of the continuance thereof, or to distrain against or to obtain an Encumbrance on any of its property or assets in the event of failure to make such annual or other periodic payments;

(d)	with respect to any lease for the Leased Real Property in which the Company is the lessee, the lessor’s title under any such lease;

(e)	Encumbrances that are due to zoning or subdivision, entitlement and other land use Laws;

(f)	Encumbrances that arise solely by reason of acts of, or with the written approval of, any Purchaser Party or any Representative of a Purchaser Party;

(g)	carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, or other like liens arising in the Ordinary Course in respect of liabilities that are not yet due or are due and payable, are being contested in good faith, and in respect of which adequate reserves re maintained;

(h)	Encumbrances created by or pursuant to any Contract that has been disclosed in the Disclosure Schedule;

(i)	easements, rights-of-way, roads, covenants, restrictions and other matters of record in the Recorder’s Office for the Kuskokwim and Mount McKinley recording districts;

(j)	roads and rights-of-way existing as of the Effective Date; and

(k)	all Encumbrances disclosed in Schedule 1.1(a) the Disclosure Schedule;

Notwithstanding anything to the contrary, the (i) Note Deed of Trust and any Encumbrances on the Company or the Properties created in connection with the Note and (ii) the Lyman Deed of Trust are not Permitted Encumbrances;

“Person” means any individual, corporation, legal person, partnership, firm, joint venture, syndicate, association, trust, trustee, limited liability company, unincorporated organization, trust company, Governmental Body or any other form of entity or organization;

“Pre-Closing Taxes” has the meaning set out in Section 9.2(b);

“Pro Rata Share” means, with respect to First Purchaser, 80%, and with respect to Second Purchaser, 20%, unless First Purchaser acquires the Second Purchaser Company Interests in accordance with Section 2.2(a), then with respect to First Purchaser, 100%, and with respect to Second Purchaser, 0%;

“Properties” means, collectively, the State Mining Claims, the Leased Real Property, and all other interests in real property held by the Company for purposes of or in any way connected with the Donlin Gold project in Alaska;

“Property Agreements” means, collectively, (i) the Exploration and Lode Mining Lease, (ii) the Surface Use Agreement, and (iii) the Surface Lease and Assignment of Mining Lease effective May 9, 2012 among the Company, Lyman Resources in Alaska, Inc., Spencer W. Lyman and Carolyn Motherway Lyman;

“Purchase Price” has the meaning set out in Section 2.2(a);

“Purchaser Fundamental Representations and Warranties” means: (a) the First Purchaser Fundamental Representations; and (b) the Second Purchaser Fundamental Representations;

“Purchaser Parties” means, collectively, First Purchaser Parties and Second Purchaser Parties;

“Purchaser Taxes” has the meaning set out in Section 9.2(c);

“Purchasers” means, collectively, First Purchaser and Second Purchaser;

“Receiving Party” has the meaning set out in Section 8.3(b);

“Reclamation Bonds” has the meaning set out in Section 5.13;

“Release” means any release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, exposure, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Substance in the indoor or outdoor environment, including the movement of any Hazardous Substance through or in the air, soil, surface water, ground water or property;

“Representative” means, with respect to any Person, such Person’s Affiliates, and its and their respective officers, directors, managers, employees, agents, representatives and financing sources (including any investment banker, financial advisor, accountant, legal counsel, agent, representative or expert retained by, or acting on behalf of, such Person or its Affiliates);

“Royalty” means, in respect of any part of the Properties, any royalty, streaming interest, profit interest or other agreement providing for the payment of consideration measured, qualified or calculated based on, in whole or in part, any minerals produced, mined, recovered or extracted from such part of the Properties;

“Sanctions” means any sanction, regulation, statute, official embargo measure or any “Specially Designated Nationals” or “Blocked Persons” lists or any equivalent lists maintained and imposed by the United Nations, the European Union, His Majesty’s Treasury in the United Kingdom, the United States Department of Treasury’s office of Foreign Assets Control, the Government of Canada, the Commonwealth of Australia or any other Governmental Body;

“Second Amended and Restated Note” means the second amended and restated secured promissory note whereby the Second Purchaser will be indebted to the Seller in the amount of $157,182,926 as of April 22, 2025, including principal and accrued interest, which shall be in the form agreed between Second Purchaser and Seller on the date hereof and delivered on Closing as a replacement for the Note;

“Second Parent” has the meaning set out in the recitals to this Agreement, and is the direct or indirect holder of all of the equity interests of Second Purchaser;

“Second Purchaser” has the meaning set out in the recitals to this Agreement;

“Second Purchaser Company Interests” has the meaning set out in Section 2.1;

“Second Purchaser Fundamental Representations” means the representations and warranties of the Second Purchaser Parties set out in Section 7.1 (Organization and Qualification), Section 7.2 (Due Authorization and Enforceability), Section 7.6 (Brokers) and Section 7.7 (Sufficiency of Funds);

“Second Purchaser Investors” means Paulson Advantage, Paulson Partners, Electrum Strategic Resources L.P., and Kopernik Global Investors, LLC;

“Second Purchaser Parties” means collectively, Second Purchaser and Second Parent;

“Second Purchaser Purchase Price” has the meaning set out in Section 2.2(a);

“Seller” has the meaning set out in the preamble to this Agreement;

“Seller Fundamental Representations and Warranties” means: (a) the representations and warranties of the Seller set out in Section 4.1 (Organization and Authority of Seller; Enforceability), Section 4.4 (Ownership of Membership Interests), Section 4.5 (Brokers); and (b) for the First Purchaser only, Section 5.1 (Organization and Qualification of the Company) and Section 5.3 (Capitalization);

“Seller Parent” has the meaning set out in the preamble to this Agreement, and is the direct or indirect holder of all of the equity interests of Seller;

“Seller Responsible Tax Returns” means Form 1065, U.S. Return of Partnership Income (and associated Schedules K-1), Form 6900, Alaska Partnership Information Return and any Tax Return approved by the board pursuant to Section 2(a) of Exhibit C of the LLC Agreement and filed by the Seller following such approval;

“Seller Taxes” has the meaning set out in Section 9.2(b);

“State Mining Claims” means the Alaska State mining claims disclosed in Schedule 1.1(b);

“Straddle Period” has the meaning set out in Section 9.2(b);

“Surface Use Agreement” means that certain Revised and Restated Surface Use Agreement effective June 6, 2014 between The Kuskokwim Corporation and the Company;

“Tax Authority” means the United States Internal Revenue Service, the Canada Revenue Agency and any other national, state, local, provincial, territorial or other Governmental Body responsible for the administration, implementation, assessment, determination, enforcement, compliance, collection or other imposition of any Taxes;

“Tax Notice” has the meaning set out in Section 9.2(f)(i);

“Tax Returns” means any and all returns, declarations, reports, information returns, claims for refund, rebates, credits, elections, designations, filings or statements or other documents relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof;

“Tax Statement” has the meaning set out in Section 9.2(a);

“Tax Statement Methodology” has the meaning set out in Section 9.2(a);

“Taxes” means any taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind imposed by any Tax Authority, including all interest, penalties, fines or additions to tax imposed by any Governmental Body in respect thereof, and including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, net proceeds, severance, mineral, business, commerce, transfer, land transfer, sales, goods and services, harmonized sales, use, local, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and Social Security and Medicare taxes;

“Terminating Party” has the meaning set out in Section 11.2(b);

“Transfer Taxes” has the meaning set out in Section 9.2(g);

“Transition Services Agreement” means the transition services agreement to be entered into between the Seller and the Company in the form attached as Exhibit A;

“Treasury Regulations” means the U.S. Tax regulations issued under the Code;

“U.S. GAAP” means United States generally accepted accounting principles; and

“U.S. Securities Act” means the United States Securities Act of 1933, as amended.

1.2	Rules of Construction

Except as may be otherwise specifically provided in this Agreement, and unless the context otherwise requires, in this Agreement:

(a)	the terms “Agreement”, “this Agreement”, “the Agreement”, “hereto”, “hereof”, “herein”, “hereby”, “hereunder” and similar expressions refer to this Membership Interest Purchase Agreement in its entirety (including the Disclosure Schedule and all exhibits and schedules annexed hereto), as amended, restated, replaced, supplemented from time to time and not to any particular provision hereof, unless any express reference to a specific Article or Section;

(b)	references to an “Article”, “Section”, “Schedule” or “Exhibit” followed by a number or letter refer to the specified Article or Section of, or Schedule or Exhibit to, this Agreement. All references to “Schedules” herein shall be deemed to be references to the Disclosure Schedules (or portion thereof, if applicable) unless otherwise specified;

(c)	all exhibits and schedules annexed hereto or referenced to herein are hereby incorporated in and made part of this Agreement as if set forth in full herein but are deemed to modify only the corresponding sections of this Agreement;

(d)	the division of this Agreement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement;

(e)	words importing the singular number only shall include the plural and vice versa and words importing the use of any gender shall include all genders;

(f)	the words “including” and “includes” are deemed to mean “including without limitation” and “includes without limitation”;

(g)	all references to any statute include the regulations thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time (other than any amendment, modification, replacement or supplement that occurs on or after the Closing Date);

(h)	any reference to a Person includes its heirs, administrators, executors, legal representatives, successors and permitted assigns, as applicable;

(i)	all dollar amounts refer to United States dollars;

(j)	any time period within which a payment is to be made or other action is to be taken hereunder shall be calculated excluding the day on which the period commences and including the day on which the period ends; and

(k)	whenever any payment is required to be made, action is required to be taken or period of time is to expire on a day other than a Business Day, such payment shall be made, action shall be taken or period shall expire on the next following Business Day.

1.3	Entire Agreement

This Agreement and the Ancillary Agreements, together with, in the case of Seller and the Second Purchaser Parties only, the Second Amended and Restated Note and irrevocable direction (in the form agreed amongst the parties thereto as of the date hereof) to be delivered in connection therewith on Closing (the “Irrevocable Direction”), constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether written or oral, including that certain (i) Confidentiality Agreement dated February 11, 2025 between Paulson & Co. Inc. and Second Parent, (ii) the letter agreement dated February 20, 2025 among Seller Parent, Paulson & Co. Inc., and Second Parent, and (iii) Confidentiality Agreement dated May 8, 2024 between Seller Parent and Second Parent; provided that nothing in this Section 1.3 will affect the ongoing applicability of Confidentiality Agreement dated March 24, 2025 between Paulson & Co. Inc. and Seller Parent. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral or otherwise, relating to the subject matter hereof, except as set out in this Agreement and the Ancillary Agreements. For the avoidance of doubt, the Second Amended and Restated Note and associated documents are agreements between Second Purchaser and Seller only, and nothing in this Agreement or in the Ancillary Agreements will be construed as in any way creating obligations on the part of the First Purchaser Parties in connection therewith except for their undertakings in the Irrevocable Direction.

1.4	Governing Law and Submission to Jurisdiction

(a)         This Agreement and all disputes and proceedings between or among any of the Parties shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the Parties shall be governed by, the Laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule, whether of the State of New York or any other jurisdiction, that would cause the application of the Laws of any jurisdiction other than the State of New York.

(b)        Each of the Parties irrevocably and unconditionally agrees that under Section 5-1402 of the New York General Obligations Law and otherwise, with respect to all disputes, actions and proceedings arising out of or relating to this Agreement and the transactions contemplated thereby, and all disputes, actions and proceedings between and among any of the Parties, each Party (i) submits to the exclusive jurisdiction of the state and federal courts located in the State of New York, County of New York, and all such disputes, actions and proceedings shall be adjudicated in the foregoing courts, (ii) waives any objection that the Party might otherwise be entitled to assert to the jurisdiction of such courts, including defenses based upon lack of personal jurisdiction, and (iii) agrees not to assert that such courts are not a proper or convenient forum for the determination of any such action or proceeding.

(c)        EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO A JURY TRIAL IN ANY ACTION, SUIT, OR PROCEEDING OF ANY KIND DIRECTLY OR INDIRECTLY ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT. THE JURY TRIAL WAIVER CONTAINED IN THIS AGREEMENT IS INTENDED TO APPLY, TO THE FULLEST EXTENT PERMITTED BY LAW, TO ANY AND ALL DISPUTES AND CONTROVERSIES THAT ARISE OUT OF OR IN ANY WAY RELATE TO ANY OR ALL OF THE MATTERS DESCRIBED IN THE PRECEDING SENTENCE, INCLUDING WITHOUT LIMITATION CONTRACT CLAIMS, TORT CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS OF ANY KIND. THIS AGREEMENT MAY BE FILED WITH ANY COURT OF COMPETENT JURISDICTION AS A PARTY’S WRITTEN CONSENT TO SUCH PARTY’S WAIVER OF A JURY TRIAL.

1.5	Severability

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a manner materially adverse to a Party. Upon any determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties. Under no circumstance will any Party to this Agreement be asked or required to take any illegal action.

1.6	Knowledge

References in this Agreement to “Knowledge” with respect to the Seller means the actual knowledge of Christine Keener, Kevin Annett and Tricia Evans after making reasonable inquiry of the appropriate officers and key employees of the Company and Seller to inform themselves as to the relevant matters, but in each case, without any requirement to make any inquiries of third parties or Governmental Bodies or to perform any search of any public registry office or system.

1.7	Disclosure Schedule

(a)               The Disclosure Schedule forms an integral part of this Agreement for all purposes of this Agreement. The purpose of the Disclosure Schedule is to set out the qualifications, exceptions and other information called for in this Agreement. Each disclosure in the Disclosure Schedule is sufficiently specific so as to permit the First Purchaser Parties to understand the nature and scope of such disclosure. The Parties acknowledge and agree that the Disclosure Schedule, and the information and disclosures contained in the Disclosure Schedule shall not be construed as:

(i)	any representation, warranty, covenant or agreement which is not expressly set out in this Agreement;

(ii)	an admission of any liability or obligation of Seller;

(iii)	a determination that the information is or is not material or would or would not constitute a Company Material Adverse Effect;

(iv)	a standard of materiality, a standard for what is or is not in the Ordinary Course, or any other standard contrary to the standards contained in this Agreement; or

(v)	an expansion of the scope of any of the representations, warranties and covenants set out in this Agreement.

(b)             Any disclosure made in any particular section of the Disclosure Schedule that expressly states that it is an exception to one or more specified representations in the accompanying Section of the Agreement shall constitute an exception to the representations and warranties contained in such Section. The First Purchaser Parties acknowledges that the Seller shall not have any liability to the First Purchaser Parties for a breach of representations and warranties under this Agreement to the extent that First Purchaser Parties had Actual Knowledge of such breach.

(c)               The Disclosure Schedule itself is confidential information and may not be disclosed unless: (i) it is required to be disclosed pursuant to Law or any Order, unless such Law or Order permits the Parties to refrain from disclosing the information for confidentiality or other purposes, or (ii) a Party needs to disclose it in order to enforce or exercise its rights under this Agreement.

1.8	No Setoff

Parties acknowledge and agree that no Party shall have any right of abatement, reduction, setoff or deduction with respect to any amounts payable under this Agreement in each case except as otherwise expressly provided for in this Agreement.

1.9	Exhibits

The following Exhibits are attached to and form part of this Agreement:

Exhibit A	-	Transition Services Agreement
Exhibit B	-	Environmental Indemnity and Release
Exhibit C	-	Resignation and Mutual Release
Exhibit D	-	Intellectual Property Licensing Agreement

Article 2
PURCHASE AND SALE

2.1	Purchase and Sale of the Membership Interests

(a)               Subject to the terms and conditions of this Agreement, including Section 2.1(d), on the Closing Date, Seller shall sell, assign and transfer to First Purchaser, and First Purchaser shall purchase from Seller, eighty percent (80%) of Seller’s Company Interests (“First Purchaser Company Interests”), free and clear of all Encumbrances, except for Permitted Encumbrances.

(b)               Subject to the terms and conditions of this Agreement, including Section 2.1(d), on the Closing Date, Seller shall sell, assign and transfer to Second Purchaser, and Second Purchaser shall purchase from Seller, twenty percent (20%) of Seller’s Company Interests (“Second Purchaser Company Interests”), free and clear of all Encumbrances, except for Permitted Encumbrances.

(c)               The aggregate of the First Purchaser Company Interests and the Second Purchaser Company Interests shall constitute all of Seller’s Company Interests.

(d)           If, on the Closing Date, the Second Purchaser fails to deliver the Second Purchaser Purchase Price in immediately available funds, together with the other closing deliverables required to be delivered by it pursuant to Section 3.3, Seller shall sell, assign and transfer to First Purchaser, and First Purchaser shall purchase from Seller the Second Purchaser Company Interests, free and clear of all Encumbrances, except for Permitted Encumbrances on the terms and conditions contained in this Agreement. For the avoidance of doubt, the obligation of the First Purchaser to purchase the Second Purchaser Company Interests pursuant to this Section 2.1(d) shall be in addition to, and without derogation from, the obligation of the First Purchaser pursuant to Section 2.1(a). For further clarity, and without in any way restricting the rights of Seller at law or in equity, the Purchaser Parties acknowledge and agree that Seller shall never be required to sell less than all of Seller’s Company Interests pursuant to this Agreement, and if the Purchasers fail (or subject to the provisions of this Section 2.1(d), the First Purchaser fails) to deliver the entire Purchase Price in immediately available funds on the Closing Date, Seller shall have no obligation to complete any of the transactions contemplated by this Agreement.

2.2	Purchase Price

(a)                Subject to adjustment in accordance with Section 2.3, the aggregate purchase price for the Company Interests is US$1,000,000,000 in immediately available funds (the “Purchase Price”), which shall be payable by First Purchaser in the amount of US$800,000,000 (the “First Purchaser Purchase Price”) in exchange for the First Purchaser Company Interests, and by Second Purchaser in the amount of US$200,000,000 (the “Second Purchaser Purchase Price”) in exchange for the Second Purchaser Company Interests; provided that if the Second Purchaser fails to deliver the Second Purchaser Purchase Price in exchange for the Second Purchaser Company Interests on Closing as required by the terms hereof, and First Purchaser is required to purchase the Second Purchaser Company Interests pursuant to Section 2.1(d), First Purchaser shall purchase all of the Company Interests for the aggregate Purchase Price, which for certainty includes the Second Purchaser Company Interests in exchange for the Second Purchaser Purchase Price and the Second Purchaser will receive none of the Company Interests and Second Purchaser will be deemed to have waived any rights it may have in respect of the acquisition of the Company Interests. In these circumstances, the First Purchaser’s Pro Rata Share shall be deemed to be 100% for all purposes of this Agreement.

(b)               The aggregate Purchase Price shall be satisfied at the Closing by the payment by the First Purchaser and, if applicable, the Second Purchaser by wire transfer of immediately available funds to an account designated by Seller to the Purchasers, in writing, at least two Business Days prior to the Closing Date.

2.3	Purchase Price Adjustment

(a)                No later than two Business Days prior to the Closing Date, Seller shall prepare and deliver (or cause to be delivered) to the Purchasers a statement setting forth the aggregate amount funded by Seller to the Company during the Interim Period (the “Adjustment Amount”) pursuant to cash calls made by the Company to the Seller. The statement of the Adjustment Amount shall be accompanied by copies of all relevant cash calls and evidence of the payment of such amounts by Seller to the Company that is satisfactory to the Purchasers, acting reasonably. Absent manifest error, the Adjustment Amount shall be final and binding on the Parties. To provide reasonable predictability for the potential Adjustment Amount, cash calls will remain within ten percent (10%) of the 2025 budgeted amounts, unless otherwise required in accordance with Section 9.10 of the LLC Agreement or consented to by the First Purchaser Parent.

(b)               On Closing, each Purchaser shall, pay to the Seller, together with their respective share of the Purchase Price, their Pro Rata Share of the Adjustment Amount by wire transfer of immediately available funds to the same account designated by Seller to the Purchasers in accordance with Section 2.2(b).

(c)                Any payment of the Adjustment Amount made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by applicable Law.

2.4	Withholding Taxes

Notwithstanding any provision in this Agreement to the contrary, each Purchaser shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any amount payable pursuant to this Agreement such Taxes that are required to be deducted and withheld from such amounts under the Code or any other applicable Law (as reasonably determined by such Purchaser); provided that, assuming Seller delivers a valid IRS Form W-9 and FIRPTA Certificate as described in Section 3.2(g), each Purchaser acknowledges and agrees that no deduction or withholding shall be required with respect to the payment of the Purchase Price or any other payment to Seller for Tax purposes. To the extent that any amounts are so deducted and withheld and timely remitted to the appropriate Tax Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Seller in respect of which such deductions and withholding were made.

2.5	First Purchaser Backstop

If, and only if, First Purchaser purchases all of the Company Interests for the Purchase Price in accordance with Section 2.1(d), Second Purchaser Parties (i) shall not be considered in breach of this Agreement for not purchasing the Second Purchaser Company Interests at Closing, (ii) shall not be deemed to have made any representations and warranties under this Agreement, (iii) shall not be subject to, or entitled to, the indemnification provisions set forth in Article 10, (iv) shall fulfill their obligations with respect to pre-closing covenants set forth in Article 8 and post-closing covenants set forth in Article 9 to the extent that such obligations under such covenants relate to the Second Purchaser’s status as a current holder of membership interests of the Company, (v) shall fulfill the closing conditions set forth in Sections 3.3(f), 3.3(g), 3.3(h), 3.3(i), 3.3(j), 3.3(k), 3.3(l) and 3.3(m), and (vi) shall not otherwise (except as set forth in this subsection) be subject to any liabilities or obligations arising out of this Agreement, except for those in Section 12.6 (Expenses) and any liability or obligation under any Ancillary Agreement or the Second Amended and Restated Note and the irrevocable direction to be delivered in connection therewith on Closing. Notwithstanding the foregoing, the waiver in Section 12.9 remains in full force and effect.

Article 3
CLOSING

3.1	Closing

Subject to the terms and conditions hereof, the Closing, including the transfer of the Company Interests, shall occur on the Closing Date and be deemed to take effect as at 12:01am (Eastern Time) on the Closing Date, or such other time on the Closing Date as Seller and Purchasers may agree. The Closing shall take place electronically. Unless otherwise agreed, all closing transactions shall be deemed to have occurred simultaneously.

3.2	Closing Deliveries by Seller

At the Closing, Seller shall deliver or cause to be delivered to the Purchaser Parties or, in the case of Section 3.2(i), shall deliver to the Second Purchaser:

(a)	a certificate of an officer of Seller delivered to the First Purchaser, dated the Closing Date, representing and certifying that the conditions set forth in Sections 3.4(a), (c) and (d) have been fulfilled;

(b)	a certificate of an officer of Seller delivered to the Second Purchaser, dated the Closing Date, representing and certifying that the conditions set forth in Sections 3.4(b), (c) and (d) have been fulfilled;

(c)	copies of the Authorizations, approvals and consents described in Section 3.4(f);

(d)	assignments or other instruments of transfer duly endorsed in blank, or accompanied by share powers or other instruments of transfer duly executed in blank, and otherwise in form and substance satisfactory to Purchasers, acting reasonably, for transfer of the Company Interests to Purchasers;

(e)	a written resignation and mutual release between each of Christine Keener, Kevin Annett, Tricia Evans, Samuel Holcomb and Robert Connolly, the Company and the Purchasers in the form included as Exhibit C, duly executed by such individuals;

(f)	the Environmental Indemnity and Release, duly executed by Seller;

(g)	a properly completed and duly executed IRS Form W-9 from Seller, dated as of the Closing Date, confirming that Seller is not subject to U.S. federal backup withholding Tax and a certificate pursuant to Treasury Regulations Section 1.1445-2(b) (the “FIRPTA Certificate”) that Seller is not a foreign person within the meaning of Section 1445 of the Code;

(h)	the Transition Services Agreement, duly executed by Seller;

(i)	the security documentation related to the Second Amended and Restated Note in the form agreed between Second Purchaser and Seller on the date hereof, duly executed by Seller;

(j)	the Intellectual Property Licensing Agreement, duly executed by Seller Parent;

(k)	the Irrevocable Direction, duly executed by Seller;

(l)	any and all Books and Records of the Company in the possession of Seller; and

(m)	such other certificates, instruments of conveyance and documents required by this Agreement or as may reasonably be requested by Purchasers to complete the transactions provided for in this Agreement, and to carry out the intent and purposes of this Agreement, duly executed by Seller.

3.3	Closing Deliveries by each of the Purchaser Parties

At the Closing, each of the Purchaser Parties or, in the case of Section 3.2(f) and Section 3.2(j), the Second Purchaser, shall deliver or cause to be delivered, as applicable, to Seller:

(a)	a certificate of an officer of each Purchaser Party, dated the Closing Date, representing and certifying that the conditions set forth in Sections 3.5(a), (b) and (c) have been fulfilled;

(b)	the First Purchaser Purchase Price in immediately available funds by wire transfer from the First Purchaser;

(c)	the Second Purchaser Purchase Price in immediately available funds by wire transfer from the Second Purchaser or from the First Purchaser if required pursuant to Section 2.1(d);

(d)	the First Purchaser’s Pro Rata Share of the Adjustment Amount in immediately available funds by wire transfer from the First Purchaser;

(e)	the Second Purchaser’s Pro Rata Share of the Adjustment Amount in immediately available funds by wire transfer from the Second Purchaser or from the First Purchaser if required pursuant to Section 2.1(d);

(f)	copies of the Authorizations, approvals and consents described in Section 3.4(f);

(g)	a written resignation and mutual release between each of Christine Keener, Kevin Annett, Tricia Evans, Samuel Holcomb and Robert Connolly, the Company and the Purchasers in the form included as Exhibit C, duly executed by the Company and the Purchasers;

(h)	the Environmental Indemnity and Release, duly executed by the Company and the Second Purchaser Parties;

(i)	the Transition Services Agreement, duly executed by the Company;

(j)	the Second Amended and Restated Note and related security documentation, each in the form agreed between Second Purchaser and Seller on the date hereof, duly executed by Second Parent;

(k)	the Intellectual Property Licensing Agreement, duly executed by the Company;

(l)	the Irrevocable Direction, duly executed by the Company, First Purchaser Parties, and Second Purchaser; and

(m)	such other certificates, instruments of conveyance and documents required by this Agreement or as may reasonably be requested by Seller to complete the transactions provided for in this Agreement and to carry out the intent and purposes of this Agreement, duly executed by Purchasers.

3.4	Conditions of Closing in Favor of the Purchasers

The obligations of the Purchasers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, as of the Closing, of each of the following conditions, which are for the exclusive benefit of the Purchasers, and which may be waived in writing by the unanimous consent of all of the Purchasers; provided that Section 3.4(a) shall be for the exclusive benefit of the First Purchaser and may be waived in writing only by the First Purchaser and Section 3.4(b) shall be for the exclusive benefit of the Second Purchaser and may be waived in writing only by the Second Purchaser:

(a)	all representations and warranties of Seller contained in this Agreement (excluding the Seller Fundamental Representations and Warranties) shall be true and correct in all respects without giving effect to any limitation indicated by the words “Company Material Adverse Effect”, “in all material respects”, “material” or “materially”, except where the failure of such representations and warranties to be true and correct do not constitute a Company Material Adverse Effect, in each case, as of the Closing Date as if made on and as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case on and as of such earlier date);

(b)	all representations and warranties of Seller contained in Article 4 (excluding the Seller Fundamental Representations and Warranties) shall be true and correct in all respects without giving effect to any limitation indicated by the words “Company Material Adverse Effect”, “in all material respects”, “material” or “materially”, except where the failure of such representations and warranties to be true and correct do not constitute a Company Material Adverse Effect, in each case, as of the Closing Date as if made on and as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case on and as of such earlier date);

(c)	all Seller Fundamental Representations and Warranties shall be true and correct in all respects as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case on and as of such earlier date) except for any de minimis inaccuracies;

(d)	Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by them at or prior to the Closing, and all deliveries contemplated by Section 3.2 shall have been delivered;

(e)	no preliminary or permanent injunction or other Order, and no statute, rule, regulation or executive order promulgated or enacted by any Governmental Body, which restrains, enjoins, prohibits, or otherwise makes illegal, the consummation by Purchaser Parties of the transactions contemplated by this Agreement, shall be in effect;

(f)	all Authorizations, approvals and consents described in Schedule 3.4(f) of the Disclosure Schedule shall have been obtained;

(g)	the Note Deed of Trust and any Encumbrances on the Company or the Properties created in connection with the Note shall have been removed and terminated; and

(h)	no Company Material Adverse Effect shall have occurred and be continuing.

3.5	Conditions of Closing in Favor of Seller

The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, as of the Closing, of each of the following conditions, which are for the exclusive benefit of, and may be waived, in whole or in part, in writing by, Seller:

(a)	all representations and warranties of the Purchaser Parties contained in this Agreement (excluding the Purchaser Fundamental Representations and Warranties) shall be true and correct in all respects as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case on and as of such earlier date);

(b)	all Purchaser Fundamental Representations and Warranties shall be true and correct in all respects as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case on and as of such earlier date) except for any de minimis inaccuracies;

(c)	Purchaser Parties shall have performed and complied in all respects with all covenants and agreements required by this Agreement to be performed or complied with by them at or prior to the Closing, and all deliveries contemplated by Section 3.3 shall have been delivered; and

(d)	no preliminary or permanent injunction or other Order, and no statute, rule, regulation, or executive order promulgated or enacted by a Governmental Body, which restrains, enjoins, prohibits, or otherwise makes illegal, the consummation by Seller of the transactions contemplated hereby shall be in effect.

3.6	Actions to Satisfy Closing Conditions

(a)                Seller shall use Agreed Efforts to satisfy (or cause the satisfaction of) the conditions set out in this Article 3 which are for the benefit of Purchaser Parties, to the extent the same are within the control of Seller, and take, or cause to be taken, all other actions, and do, or cause to be done, all other things, necessary, proper or advisable under all applicable Laws to complete the transactions contemplated hereby, including using Agreed Efforts to obtain or cooperate with Purchaser Parties to obtain any and all consents, approvals and waivers of any Person required to consummate the transactions contemplated by this Agreement.

(b)               Purchaser Parties shall use Agreed Efforts to satisfy (or cause the satisfaction of) the conditions set out in this Article 3 which are for the benefit of Seller, to the extent the same are within the control of such Purchaser Parties, and take, or cause to be taken, all other actions, and do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to complete the transactions contemplated hereby, including using Agreed Efforts to obtain or cooperate with Seller and the Company to obtain any and all consents, approvals and waivers of any Person required to consummate the transactions contemplated by this Agreement.

(c)                Except as otherwise contemplated by this Agreement, each Party shall, at its own expense, cooperate as necessary or in such manner as the other Parties may reasonably request in the making of all necessary filings and applications required, including promptly providing such documentation (including reasonable and customary financial and other information), requested by any Governmental Body, subject to receiving reasonable confidentiality protections for such information, in order to obtain any consents (including those set out in Schedule 3.4(f)), and make any necessary filings and applications under all applicable Laws required in connection with the transactions contemplated hereby. No information provided by the First Purchaser Parties to any Governmental Body will be shared with any other Party.

3.7	Frustration of Condition

No Party may rely on the failure of any condition set out in Section 3.4 or 3.5, as applicable, to be satisfied as a basis for not effecting the Closing if such failure was caused by such Party’s failure to act in good faith or to use Agreed Efforts to consummate the transactions contemplated by this Agreement, as required by Section 3.6. For certainty, no Purchaser may rely on the other Purchaser’s failure to deliver its portion of the Purchase Price in accordance with Sections 3.3(b) and 3.3(c), as applicable, as a reason not to consummate the transactions contemplated by this Agreement or to terminate this Agreement in accordance with Section 11.1.

Article 4
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchasers, as follows, and acknowledges that Purchasers are relying on such representations and warranties in connection with the transactions contemplated by this Agreement:

4.1	Organization and Authority of Seller; Enforceability

Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of California. Seller has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Purchasers) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization or other applicable Laws of general application relating to or affecting the enforcement of creditors’ rights generally and (b) general principles of equity.

4.2	No Conflicts; Consents

The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the articles of incorporation, by-laws or other organizational documents of Seller; (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller; (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any contract or other instrument to which Seller is a party; (d) subject to Section 12.9 of this Agreement, result in any violation, conflict with or constitute a default under the Company's organizational documents or the LLC Agreement; or (e) result in the creation or imposition of any Encumbrance on the Company Interests (except as disclosed in Schedule 4.2). Except as disclosed in Schedule 4.2 of the Disclosure Schedules, no consent, approval, waiver or authorization is required to be obtained by Seller from any person or entity (including any Governmental Body) in connection with the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby.

4.3	Legal Proceedings

There is no Claim of any nature pending or, to Seller's Knowledge, threatened against or by Seller or any Affiliate of Seller (a) relating to or affecting the Company Interests; or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Seller’s Knowledge, no event has occurred or circumstances exist that may reasonably give rise to, or serve as a basis for, any such Claim.

4.4	Ownership of Membership Interests

(a)                Seller is the sole legal, beneficial, record and equitable owner of the Company Interests, free and clear of all Encumbrances, except for Permitted Encumbrances and as provided in the LLC Agreement.

(b)               The Company Interests were issued in compliance with applicable Laws. The Company Interests were not issued in violation of the organizational documents of the Company or any other agreement, arrangement or commitment to which Seller or the Company is a party and, other than pursuant to the LLC Agreement, are not subject to any preemptive or similar rights of any Person.

(c)                Other than the organizational documents of the Company and the LLC Agreement, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Company Interests.

4.5	Brokers

No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller that would result in any liability to the Purchaser Parties or to the Company.

4.6	Non-Foreign Status

Seller is a United States person as defined under Section 7701(a)(30) of the Code and is not a foreign person as defined in Treasury Regulations Section 1.1446(f)-1(b)(4) or Section 1.1445-2.

4.7	Services Provided to the Company

Schedule 4.7 of the Disclosure Schedule sets forth the material administrative, accounting or technical services that Seller and its Affiliates provide to the Company.

Article 5
REPRESENTATIONS AND WARRANTIES REGARDING THE cOMPANY

Seller represents and warrants to First Purchaser Parties, as follows, and acknowledge that First Purchaser Parties are relying on such representations and warranties in connection with the transactions contemplated by this Agreement:

5.1	Organization and Qualification of the Company

The Company is a limited liability company duly formed and validly existing under the laws of the State of Delaware and has all necessary limited liability company power, authority and capacity to own its assets and to carry on its business as presently conducted. The Company is duly qualified, licensed or registered to conduct business and is in good standing in each jurisdiction in which its assets are located or it conducts business. Neither the Company nor the Seller has made any elections under Treasury Regulations Section 301.7701-3 regarding the Tax treatment of the Company for U.S. federal income tax purposes at any point during the sixty (60) months prior to the Closing.

5.2	Absence of Conflicts

Except as disclosed in Schedule 5.2 of the Disclosure Schedule and subject to the receipt of all Authorizations, approvals and consents described in Schedule 3.4(f) of the Disclosure Schedule, the Company is not a party to, bound or affected by, or subject to any:

(a)	Material Contract;

(b)	charter or by-law; or

(c)	applicable Law or material Authorization,

that would be violated in any respect, breached in any respect by, or under which default would occur or an Encumbrance (other than a Permitted Encumbrance) would, or with notice or the passage of time would, be created, or in respect of which the obligations of the Company will increase or the rights or entitlements of the Company will decrease, or any obligation on the part of the Company to give notice to any Governmental Body will arise, as a result of the execution and delivery of, or the performance of obligations under, this Agreement, except in the case of (a) or (c) above, as would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the ability of the Seller to complete the transactions contemplated by, or perform its obligations under, this Agreement.

5.3	Capitalization

At the Closing, the Company Interests will constitute 50% of the securities or membership interests in the capital of the Company, free and clear of any Encumbrances, except for Permitted Encumbrances. All of the Company Interests have been duly and validly issued and are outstanding as fully paid and non-assessable membership interests. Except as pursuant to the LLC Agreement, no options, warrants, rights of first refusal, pre-emptive rights, subscription rights or other rights to purchase the Company Interests, and no securities or obligations convertible into or exchangeable for the Company Interests, have been authorized or agreed to be issued or are outstanding.

5.4	Subsidiaries

The Company does not have any subsidiaries and does not own a legal or beneficial interest in any equity securities or debt of any other entity.

5.5	Absence of Certain Changes or Events

Other than the transactions contemplated in this Agreement and other than as disclosed in Schedule 5.5 of the Disclosure Schedule: (a) the Company has not carried on any business other than owning and maintaining the Properties, negotiating and entering into this Agreement and other agreements with respect to the Properties, and the transactions contemplated hereby, and such other agreements and activities necessarily incidental thereto, and (b) since December 31, 2021, there has not been any Company Material Adverse Effect or, to the Seller’s Knowledge, any event, circumstance or occurrence which has had or is reasonably likely to give rise to a Company Material Adverse Effect.

5.6	Financial Statements

Copies of the Company’s audited balance sheets as of November 30, 2024 and November 30, 2023, and the related statements of loss and comprehensive loss, equity, and cash flows for each of the three years in the period ended November 30, 2024 (collectively, the “Financial Statements”) have been made available to First Purchaser. The Financial Statements have been properly prepared from the Books and Records of the Company and present fairly in all material respects the financial condition and position of the Company as of the dates thereof and have been prepared in accordance with the Company’s sound and customary accounting practices applied on a consistent basis.

5.7	Liabilities

The Company does not have any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except for: (a) liabilities and obligations that are specifically presented on the balance sheet contained in the Financial Statements as of November 30, 2024; (b) liabilities and obligations incurred in the Ordinary Course since November 30, 2024; and (c) liabilities and obligations that would or will not, individually or in the aggregate, exceed $25,000.

5.8	Legal Proceedings

Except as disclosed in Schedule 5.8 of the Disclosure Schedule:

(a)                there is no Claim in progress or pending or, to Seller’s Knowledge, threatened against or directly relating to the Company before any Governmental Body, and the Seller has no Knowledge of any existing ground on which any material Claim might be commenced with any reasonable likelihood of success; and

(b)               there is no Order against the Company which affects adversely, or might affect the Company’s operations as currently conducted.

5.9	Taxes

(a) all Seller Responsible Tax Returns (including information returns) required to be filed on or before the Closing Date by the Company have been timely filed; (b) all such Seller Responsible Tax Returns are true, complete, and correct in all respects; (c) all Taxes due and owing by the Company (that if owing, should be shown on a Seller Responsible Tax Return, whether or not actually shown on such Seller Responsible Tax Return), have been timely paid; (d) all deficiencies asserted, or assessments made, against the Company as a result of any examinations by any Tax Authority have been fully paid; (e) there are no pending or threatened actions by any Tax Authority with respect to items reported on Seller Responsible Tax Returns (whether or not actually reported), (f) the Company is not required to make any disclosure with the IRS with respect to a “reportable transaction” pursuant to Treasury Regulations 1.6011-4(b), and (g) the Company has not received a written claim or notice by any Tax Authority in a jurisdiction where they do not file Tax Returns that they are or may be required to file a Tax Return in such jurisdiction.

5.10	Material Contracts

Except for Contracts described in Schedule 5.10 of the Disclosure Schedule (collectively, the “Material Contracts”), the Company is not a party to any: (i) leases or subleases of real property (whether as lessor or lessee); (ii) Contracts with consultants or independent contractors; (iii) Contracts or arrangements with the Company on one hand, and the Seller or any of its Affiliates, on the other hand, or (iv) Contracts other than those described in any other clause of this Section 5.10 that are material to the Company, or to the ownership, operation, closure, remediation or reclamation of the Properties. Seller has made available to the First Purchaser Parties true and correct copies of each of the Material Contracts, including all amendments or modifications thereof. Each of the Material Contracts is valid, in full force and effect, and enforceable in accordance with its terms against the parties thereto other than the Company. Except as disclosed in Schedule 5.10 there has not occurred any material default (without regard to lapse of time, the giving of notice, or the election of any Person other than the Company) by the Company nor, to the Knowledge of the Seller, has there occurred any material default (without regard to lapse of time, the giving of notice or the election of the Company) by any Person other than the Company under any of the Material Contracts.

5.11	Permits

All material Permits required for the Company to conduct its business as currently conducted have been obtained by it and are valid and in full force and effect, other than expired Permits which have been replaced or which are no longer required for the conduct of the Company’s business as currently conducted. No condition exists that, with notice or lapse of time or both, would constitute a material default under any such Permit or any continuing obligation under any expired Permit. None of the representations and warranties contained in Section 5.11 shall be deemed to relate to environmental matters (which are governed by Section 5.13) or Tax matters (which are governed by Section 5.9).

5.12	Properties

Except as disclosed in Schedule 5.12 of the Disclosure Schedule:

(a)	The Company is a party to the Property Agreements and certain other agreements, whereby it leases the Leased Real Property, each of which are in full force and effect and have not been assigned. The Company is not in material default under the Property Agreements and any other agreements providing for the ability to lease and use the Leased Real Property, and, to the Seller’s Knowledge, all State Mining Claims are maintained in good standing. There is no security deposit or letter of credit or guaranty posted in lieu of a security deposit under the Property Agreements. The Company has full and complete possession of the Properties, free and clear of all Encumbrances and claims other than the Lyman Deed of Trust (which will be removed prior to Closing) and the Permitted Encumbrances.

(b)	Copies of the royalties, overriding royalties, net profit interests, and payments on or out of production in each case, by which the Properties are burdened (each, a “Royalty” and collectively, the “Royalties”) have been made available to First Purchaser. Except as set forth on Schedule 5.12(b) of the Disclosure Schedule, all advance minimum royalty obligations relating to the Properties have been timely and properly paid.

(c)	The Company has not granted any farm-in or earn-in rights, back-in rights, rights of first refusal, rights of first offer, option rights, area of interest rights or similar rights or provisions which could affect the Properties.

(d)	Except as set forth in Schedule 5.12(d) of the Disclosure Schedule, as of the Effective Date, the Properties constitute all of the real property owned, leased, held or operated by the Company.

(e)	Schedule 5.12(e) of the Disclosure Schedule, as of the Effective Date, sets forth a list of all insurance policies maintained by the Company. All such insurance policies are in full force and effect. The Company is not in material default with respect to its obligations in a manner that would give rise to a cancellation of any policy nor has it received any notice of cancellation with respect thereto. To the Knowledge of the Seller, no insurer of the Company has a basis to void or rescind any insurance policy. There are no outstanding or pending claims where coverage remains disputed or denied in any respect by the applicable insurer.

5.13	Environmental Matters

(a)	Except as set forth in Schedule 5.13(a) of the Disclosure Schedule, (i) the Company is and has, in the previous three years, been, and its business, assets and properties, including the State Mining Claims and the Leased Real Property, are and have been owned, leased, and operated, in compliance in all material respects with all applicable Environmental Laws; (ii) in the previous three years, neither Seller nor the Company has received (1) from any Person any claim under any Environmental Law related to the Properties or (2) any written notice alleging that the Company is in violation of, or is liable under, any Environmental Law in any material respect; and (iii) Seller has no Knowledge of any claim under any Environmental Law related to the Properties.

(b)	Except as set forth in Schedule 5.13(b) of the Disclosure Schedule, the Company is in compliance in all material respects with Environmental Laws, has obtained and provided to or posted with the appropriate Governmental Body all reclamation bonds or other surety required for the Company to conduct its business as currently conducted (the “Reclamation Bonds”), and all such Environmental Permits and Reclamation Bonds are current and in full force and effect and have not been revoked, suspended, canceled or terminated, and, no notice has been given of any threatened revocation, suspension, cancellation or termination thereof.

(c)	Except as set forth in Schedule 5.13(c) of the Disclosure Schedule, (i) there has been no Release of Hazardous Substances by the Company in contravention of Environmental Laws with respect to the business or assets of the Company or on, at, from, or under the Properties, and (ii) neither Seller nor the Company has received a written notification that any Properties (including soils, groundwater, and surface water located on or within any such Properties) have been the source of or subject to any Release of or contaminated with any Hazardous Substance which would reasonably be expected to result in a claim under any Environmental Law against, or a violation of Environmental Laws or the terms of any Environmental Permit held by, or any liability to or obligation on the part of, the Company.

(d)	Notwithstanding any other provision of this Agreement, except for Section 5.6 (Financial Statements), Section 5.7 (Liabilities), and Section 5.11 (Permits), the representations and warranties set forth in this Section 5.13 are the sole and exclusive representations and warranties with respect to Environmental Laws, Hazardous Substances, and other environmental matters.

5.14	Compliance with Legal Requirements

The Company is, and has been in compliance in all material respects with all Laws applicable to the Company or its assets, properties, businesses or operations, and no written notices have been received by Seller or the Company alleging a violation of any such Laws. There are no outstanding fines imposed on the Company by any Governmental Body, and no such fines by any Governmental Body are pending or threatened.

5.15	Full Disclosure

The Disclosure Schedule has been prepared by Seller to fairly disclose all material facts that qualify the representations and warranties of Seller in this Agreement and Seller has not intentionally omitted any fact necessary to make the statements contained herein or therein not misleading.

Article 6
REPRESENTATIONS AND WARRANTIES OF FIRST PURCHASER parties

First Purchaser Parties severally, but not jointly, represent and warrant to Seller as follows and acknowledge that Seller is relying on such representations and warranties in connection with the transactions contemplated by this Agreement:

6.1	Organization and Qualification

First Purchaser is a limited liability company validly existing under the laws of the State of Delaware. Paulson Advantage is a limited company validly existing under the laws of the Cayman Island. Paulson Partners is a limited partnership validly existing under the laws of the State of Delaware. Each First Purchaser Party has all necessary corporate power, authority and capacity to own its assets and to carry on its business as presently conducted. Each First Purchaser Party is duly qualified, licensed or registered to conduct business and is in good standing in each jurisdiction in which its assets are located or it conducts business.

6.2	Due Authorization and Enforceability

Each First Purchaser Party has all necessary corporate power, authority and capacity to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each First Purchaser Party. This Agreement constitutes a valid and binding obligation of each First Purchaser Party, enforceable against it in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization or other applicable Laws of general application relating to or affecting the enforcement of creditors’ rights generally and (b) general principles of equity.

6.3	Absence of Conflicts

No First Purchaser Party is a party to, bound or affected by, or subject to, any:

(a)	Contract;

(b)	charter or by-law; or

(c)	applicable Law or Authorization,

that would be violated in any material respect, breached in any material respect by, or under which default would occur or an Encumbrance would, or with notice or the passage of time would, be created, or in respect of which the obligations of any First Purchaser Party will materially increase or the rights or entitlements of any First Purchaser Party will materially decrease, or any obligation on the part of any First Purchaser Party to give notice to any Governmental Body will arise, as a result of the execution and delivery of, or the performance of obligations under, this Agreement.

6.4	Regulatory Approvals

No Order or Authorization of, or filing with, any Governmental Body is required on the part of any First Purchaser Party in connection with the execution and delivery of this Agreement or the performance of any First Purchaser Party’s obligations under this Agreement.

6.5	Investment Purpose

First Purchaser is acquiring the First Purchaser Company Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. First Purchaser acknowledges that the First Purchaser Company Interests are not registered under the U.S. Securities Act or any state securities laws, and that the First Purchaser Company Interests may not be transferred or sold except pursuant to the registration provisions of the U.S. Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. First Purchaser is able to bear the economic risk of holding the First Purchaser Company Interests for an indefinite period (including total loss of its investment) and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

6.6	Brokers

No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Agreement based upon arrangements made by or on behalf of First Purchaser Parties.

6.7	Sufficiency of Funds

The First Purchaser Parties have delivered to Seller copies of brokerage statements from J.P. Morgan & Co. and UBS Securities LLC dated March 28, 2025 and April 1, 2025, respectively, as such statements were received by the First Purchaser Parties without alteration. As of the Closing Date, the First Purchaser Parties will have sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price for the Company Interests and Adjustment Amount in immediately available funds in order to consummate the transactions contemplated by this Agreement.

6.8	Legal Proceedings

There are no actions, suits, claims, investigations or other legal proceedings pending or, to First Purchaser's knowledge, threatened against any First Purchaser Party that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

6.9	Anti-Money Laundering

(a)               No part of the funds used by the First Purchaser Parties to pay the Purchase Price has been or will be directly derived from, or related to, any activity that contravenes Laws, including Sanctions and Anti-Money Laundering Laws or any other similar applicable Law, to the extent applicable to the First Purchaser Parties. Neither First Purchaser Party nor, to their knowledge, any of their Affiliates, officers, directors, employees, agents or Representatives has taken, in connection with this Agreement, any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts, benefit or anything else of value, directly or indirectly, to any Person as consideration for or to improperly influence official action by that Person for the benefit of the First Purchaser Parties, or to otherwise secure an improper business advantage for the First Purchaser Parties.

(b)            The operations of the First Purchaser Parties have been conducted at all times in material compliance with applicable Sanctions and Anti-Money Laundering Laws. No actions, suits, claims, investigations or other legal proceedings involving the First Purchaser Parties with respect to the Sanctions or Anti- Money Laundering Laws are, to the knowledge of the First Purchaser, pending or threatened.

6.10	Reliance

First Purchaser acknowledges that (i) none of Seller, the Company, nor any other Person on behalf of Seller or the Company has made any representation or warranty, expressed or implied, as to the Company or the First Purchaser Company Interests other than those representations and warranties expressly set forth in Article 4 and Article 5 of this Agreement (including the related portions of the Disclosure Schedules), (ii) in determining to enter into this Agreement, First Purchaser has not relied on any representation or warranty from Seller, the Company or any other Person on behalf of Seller or the Company, other than those representations and warranties expressly set forth in Article 4 and Article 5 of this Agreement (including the related portions of the Disclosure Schedules), and (iii) none of Seller, the Company or any other Person acting on behalf of Seller or the Company shall have any liability to First Purchaser or any other Person with respect to any projections, forecasts, estimates, plans, or budgets of future revenue, expenses, or expenditures, future results of operations, future cash flows, or the future financial condition of the Company or the future business, operations, or affairs of the Company, except as expressly set forth in Article 5 of this Agreement (including the related portions of the Disclosure Schedules).

Article 7
REPRESENTATIONS AND WARRANTIES OF sECOND PURCHASER parties

Second Purchaser Parties jointly and severally represent and warrant to Seller as follows and acknowledge that Seller is relying on such representations and warranties in connection with the transactions contemplated by this Agreement:

7.1	Organization and Qualification

Second Purchaser is a corporation validly existing under the laws of the State of Alaska and Second Parent is a corporation validly existing under the laws of the Province of British Columbia, and each Second Purchaser Party has all necessary corporate power, authority and capacity to own its assets and to carry on its business as presently conducted. Each Second Purchaser Party is duly qualified, licensed or registered to conduct business and is in good standing in each jurisdiction in which its assets are located or it conducts business.

7.2	Due Authorization and Enforceability

Each Second Purchaser Party has all necessary corporate power, authority and capacity to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each Second Purchaser Party. This Agreement constitutes a valid and binding obligation of each Second Purchaser Party, enforceable against it in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization or other applicable Laws of general application relating to or affecting the enforcement of creditors’ rights generally and (b) general principles of equity.

7.3	Absence of Conflicts

No Second Purchaser Party is a party to, bound or affected by, or subject to, any:

(a)	Contract;

(b)	charter or by-law; or

(c)	applicable Law or Authorization,

that would be violated in any material respect, breached in any material respect by, or under which default would occur or an Encumbrance would, or with notice or the passage of time would, be created, or in respect of which the obligations of any Second Purchaser Party will materially increase or the rights or entitlements of any Second Purchaser Party will materially decrease, or any obligation on the part of any Second Purchaser Party to give notice to any Governmental Body will arise, as a result of the execution and delivery of, or the performance of obligations under, this Agreement.

7.4	Regulatory Approvals

No Order or Authorization of, or filing with, any Governmental Body is required on the part of any Second Purchaser Party in connection with the execution and delivery of this Agreement or the performance of any Second Purchaser Party’s obligations under this Agreement.

7.5	Investment Purpose

Second Purchaser is acquiring the Second Purchaser Company Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Second Purchaser acknowledges that the Second Purchaser Company Interests are not registered under the U.S. Securities Act or any state securities laws, and that the Second Purchaser Company Interests may not be transferred or sold except pursuant to the registration provisions of the U.S. Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Second Purchaser is able to bear the economic risk of holding the Second Purchaser Company Interests for an indefinite period (including total loss of its investment) and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

7.6	Brokers

No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Agreement based upon arrangements made by or on behalf of Second Purchaser Parties.

7.7	Sufficiency of Funds

As of the Closing Date, the Second Purchaser Parties will have sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Second Purchaser Purchase Price for the Second Purchaser Company Interests together with its Pro Rata Share of the Adjustment Amount in immediately available funds in order to consummate the transactions contemplated by this Agreement.

7.8	Financing

(a)        The Second Purchaser Parties have delivered to Seller a true and complete copy of the executed Backstop Agreement which, for certainty, includes all related exhibits, schedules, annexes, and supplements attached thereto, pursuant to which the Second Purchaser Investors have agreed to provide, subject to the terms and conditions set forth therein, financing to the Second Purchaser Parties in the amounts set forth therein. As of the date hereof, the Backstop Agreement has not been amended or modified and the commitments contained in the Backstop Agreement have not been withdrawn, terminated or rescinded in any respect and, to the knowledge of the Second Purchaser Parties, no such amendment, modification, withdrawal, termination or rescission is contemplated. As of the date hereof, there are no side letters, arrangements, or other contracts or agreements to which the Second Purchaser Parties or any of their Affiliates is a party related to the financing under the Backstop Agreement.

(b)         As of the date hereof, the Backstop Agreement is (i) a valid and binding obligation of the Second Parent, (ii) enforceable in accordance with its terms against Second Parent and, to the knowledge of the Second Purchaser Parties, is a valid and binding obligation of each of the Second Purchaser Investors, enforceable in accordance with its terms against the Second Purchaser Investors, in each case, subject to limitations on enforcement imposed by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of the rights of creditors and others and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought, and (iii) in full force and effect. As of the date hereof, (x) there is no default or breach under the Backstop Agreement by the Second Parent or, to the knowledge of the Second Purchaser Parties, any Second Purchaser Investor, and (y) no event, condition or circumstance has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Second Parent or, to the knowledge of any Second Purchaser Parties, any Second Purchaser Investor under the Backstop Agreement. As of the date hereof, the Second Purchaser Parties have no knowledge of any facts, conditions or circumstances or any reason to believe that any facts, conditions or circumstances exist that would be reasonably likely to result in any of the conditions set forth in the Backstop Agreement not being satisfied or the funding contemplated in the Backstop Agreement not being made available on or prior to the Closing Date in accordance with the terms of thereof.

(c)           As of the date hereof, assuming the satisfaction or waiver of the conditions to the Second Purchaser’s obligation to consummate the transactions contemplated by this Agreement on the Closing Date, the Second Purchaser Parties have no reason to believe that the Second Parent will be unable to satisfy on a timely basis any term or condition of the Backstop Agreement required to be satisfied by it, that the conditions thereof within its control will not otherwise be satisfied or that the full amount of the financing under the Backstop Agreement will not be available on the Closing Date.

(d)         The aggregate net proceeds available to the Second Purchaser Parties pursuant to the Backstop Agreement, when funded in accordance with Backstop Agreement, on or prior to the Closing Date, as applicable, shall be an amount sufficient to enable the Second Purchaser to make payment of the Second Purchaser Purchase Price for the Second Purchaser Company Interests together with its Pro Rata Share of the Adjustment Amount in immediately available funds its share of the Purchase Price and any other amounts to be paid by it hereunder.

7.9	Legal Proceedings

There are no actions, suits, claims, investigations or other legal proceedings pending or, to Second Purchaser’s knowledge, threatened against any Second Purchaser Party that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

7.10	Anti-Money Laundering

(a)           No part of the funds used by the Second Purchaser Parties to pay the Purchase Price has been or will be directly derived from, or related to, any activity that contravenes Laws, including Sanctions and Anti-Money Laundering Laws or any other similar applicable Law, to the extent applicable to the Second Purchaser Parties. Neither Second Purchaser Party nor, to their knowledge, any of their Affiliates, officers, directors, employees, agents or Representatives has taken, in connection with this Agreement, any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts, benefit or anything else of value, directly or indirectly, to any Person as consideration for or to improperly influence official action by that Person for the benefit of the Second Purchaser Parties, or to otherwise secure an improper business advantage for the Second Purchaser Parties.

(b)            The operations of the Second Purchaser Parties have been conducted at all times in compliance with applicable Sanctions and Anti-Money Laundering Laws. No actions, suits, claims, investigations or other legal proceedings involving the Second Purchaser Parties with respect to the Sanctions or Anti- Money Laundering Laws is pending or threatened.

7.11	Reliance

Second Purchaser acknowledges that (i) none of Seller, the Company, nor any other Person on behalf of Seller or the Company has made any representation or warranty, expressed or implied, as to the Company or the Second Purchaser Company Interests other than those representations and warranties expressly set forth in Article 4 of this Agreement (including the related portions of the Disclosure Schedules), (ii) in determining to enter into this Agreement, Second Purchaser has not relied on any representation or warranty from Seller, the Company or any other Person on behalf of Seller or the Company other than those representations and warranties expressly set forth in Article 4 of this Agreement (including the related portions of the Disclosure Schedules), and (iii) none of Seller, the Company or any other Person acting on behalf of Seller or the Company shall have any liability to Second Purchaser or any other Person with respect to any projections, forecasts, estimates, plans, or budgets of future revenue, expenses, or expenditures, future results of operations, future cash flows, or the future financial condition of the Company or the future business, operations, or affairs of the Company.

Article 8
PRE-CLOSING COVENANTS

8.1	Conduct Prior to Closing

During the Interim Period, except as set forth in Schedule 8.1 of the Disclosure Schedule, or as consented to in writing by First Purchaser, or as required by applicable Laws or any Governmental Body, or as required in order to take reasonable commercial steps to respond to emergency-type occurrences involving life, health, personal safety, or the protection of assets and property, or to otherwise preserve the value and goodwill of the Company and its business, Seller and Second Purchaser Parties shall exercise the rights available to them under the LLC Agreement to cause the Company to conduct its business and the operations and affairs of the Company only in the Ordinary Course. Without limiting the generality of the foregoing, Seller and Second Purchaser Parties shall exercise the rights available to them under the LLC Agreement to cause the Company not to (a) enter into any transaction or refrain from doing any action which, if effected before the Effective Date, would constitute a material breach of any representation, warranty, covenant or other obligation hereunder of the Seller, (b) grant any Encumbrance on the Company Assets (other than Permitted Encumbrances), (c) assign any of the Properties or any interest or the underlying agreements with respect thereto, (d) enter into any new Material Contracts, or (e) fail to pay any material Taxes or any material amounts due to contractors, subcontractors, or materialmen with respect to the Properties when due and payable. Notwithstanding the foregoing, except as set forth in Schedule 8.1 of the Disclosure Schedule, neither Seller nor Second Purchaser nor any of their Affiliates will take or agree to take or refrain or agree to refrain from taking any action that would reasonably be expected to result in a diminution of value of the Company, the Company Interests or a Company Material Adverse Effect. During the Interim Period, except as set forth in Schedule 8.1 of the Disclosure Schedule, Seller and the Second Purchaser shall exercise the rights available to them under the LLC Agreement to cause the Company to not remove any assets, fixtures or equipment from the Properties other than in the Ordinary Course and consistent with past practice.

8.2	Access

(a)                During the Interim Period, Seller and Second Purchaser shall exercise their respective rights available to them under the LLC Agreement to cause the Company to:

(i)	afford the First Purchaser Parties and their respective Representatives reasonable access to the Properties upon reasonable prior written notice and during the Company’s normal business hours (the “Access”); and

(ii)	upon at least 5 Business Days’ prior written notice and during the Company’s normal business hours, have management and senior personnel of the Company reasonably available to respond to inquiries from First Purchaser Parties and their Representatives that cannot otherwise be addressed to the First Purchaser’s reasonable satisfaction by the Seller or the Second Purchaser;

provided that (A) the Seller and Second Purchaser are not obliged to comply with this clause 8.2 to the extent that giving such access may pose a risk to the health and safety of any Person, would cause disruption to, or have an adverse effect on, the day to day operations of the Company or constitute a breach of any applicable Law or of the terms of any agreement to which any of the Company, the Seller or the Second Purchaser is a party and (B) the Seller and Second Purchaser are entitled to have a representative accompany the First Purchaser Party who is given the Access.

(b)               The First Purchaser Parties shall severally, but not jointly, indemnify and save harmless the Company, Seller and Second Purchaser and their respective Representatives from and against all Losses to the extent suffered or incurred by any of them as a result of, or arising directly or indirectly out of, or in connection with, its or First Purchaser’s chosen Representatives sent in connection with the Access (including, for certainty, any personal injury occurring in connection with such site visit), except for any Losses arising from the gross negligence or willful misconduct of the Company, Seller, Second Purchaser, or their respective Representatives. The indemnification obligations in this Section 8.2 shall survive and shall not merge on Closing.

8.3	Confidentiality

(a)                For the purposes of this Section 8.3, Seller and Seller Parent shall be treated as a single Party, the First Purchaser Parties shall be treated as a single Party and the Second Purchaser Parties shall be treated as a single Party.

(b)               Each Party acknowledges having received Confidential Information belonging to the other Parties in the course of negotiating this Agreement. As used herein, the term “Confidential Information” includes any and all of the following Information of the Parties that has been, or may hereafter be, disclosed by any Party or its Representatives (collectively, a “Disclosing Party”) to the other Party or its Representatives (collectively, a “Receiving Party”) by any means, whether written, oral, electronic or visual:

(i)	all Information that is a trade secret under applicable trade secret or other applicable Laws;

(ii)	all Information concerning data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned methods and processes, market studies, business plans, computer hardware, software and computer software, and database technologies, systems, structures and architectures;

(iii)	all Information concerning the business and affairs of the Disclosing Party (which includes historical and current financial statements, financial projections and budgets, Tax Returns and accountants’ materials, historical, current and projected exploration or other work programs, capital spending budgets and plans, business plans, strategic plans, publications, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented), and all Information obtained from review of the Disclosing Party’s documents or property or discussions with the Disclosing Party regardless of the form of the communication; and

(iv)	all notes, analyses, compilations, studies, summaries and other material prepared by the Receiving Party to the extent containing or based, in whole or in part, upon any Information included in the foregoing.

Information is not, however, “Confidential Information” if it (w) was disclosed in any public securities or other regulatory filing made in accordance with applicable Law, (x) was known to the Receiving Party, prior to its disclosure to the Receiving Party by the Disclosing Party, from a source not known to the Receiving Party’s knowledge after due inquiry, to be under an obligation of confidentiality to the Disclosing Party, (y) is or becomes generally known otherwise than through breach of this Agreement, or (z) was independently developed by the Receiving Party without reliance on the Confidential Information of the Disclosing Party.

(c)           Each Receiving Party acknowledges the confidential and proprietary nature of the Confidential Information of the Disclosing Party and agrees that such Confidential Information (i) shall be kept confidential by the Receiving Party, (ii) shall not be used for any reason or purpose other than to evaluate and consummate the transactions contemplated by this Agreement and (iii) without limiting the foregoing, shall not be disclosed by the Receiving Party to any Person, except in each case as otherwise expressly permitted by the terms of this Agreement or with the prior written consent of an authorized Representative of the Disclosing Party. Each Party shall disclose the Confidential Information of the other Party only to its Representatives who require such material for the purpose of evaluating the transactions contemplated by this Agreement and are informed by such Party of the confidentiality obligations of this Section 8.3. Each Party shall (x) enforce the terms of this Section 8.3 as to its respective Representatives, (y) take such action to the extent necessary to cause its Representatives to comply with the terms and conditions of this Section 8.3 and (z) be responsible and liable for any breach of this Section 8.3 by its Representatives.

(d)           Except as required by applicable Law or legal process (in compliance with Section 8.3(f)), Seller shall maintain as confidential any Confidential Information of Seller relating to the Company in accordance with Section 10.1(e) and Section 11.2(a)(i). Notwithstanding the preceding sentence, Seller may use any Confidential Information of Seller relating to the Company before the Closing in the Ordinary Course.

(e)      The Parties shall consult with each other before issuing any press release or making any other public announcement with respect to this Agreement or the transactions contemplated hereby and, except (i) to its Representatives that need such information or (ii) as required by any applicable Law or the rules and regulations of or any listing agreement with any securities exchange, in which case the Party required to make the release or announcement in advance shall (to the extent practicable and permitted by applicable Law) allow the other Party reasonable time to comment on such release or announcement in advance of such issuance, no Party shall issue any such press release or make any such public announcement without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, however, that the Parties may make internal announcements to their respective employees and stakeholders that are consistent with the Parties’ prior public disclosures regarding the transactions contemplated hereby; provided, further, that Parties agree to work in good faith to align on the appropriate approach with respect to advance communications with key stakeholders.

(f)          If any Party or any of its Representatives is required to disclose any Confidential Information of the other Party to comply with applicable Laws or by any Governmental Body having jurisdiction, such Party shall, as soon as reasonably practicable, unless prohibited by applicable Law, provide the other Party with written notice of such requirement so that the other Party may, at its own option and expense, seek an appropriate protective order or other remedy to prevent or restrict the disclosure of the Confidential Information. In the event such protective order or other remedy is not obtained, the Receiving Party will (to the extent practicable and permitted by applicable Law): (i) consult with the Disclosing Party in advance with respect to any disclosure; (ii) disclose only that portion of the Confidential Information that its legal counsel determines it is legally required to disclose; and (iii) exercise its reasonable commercial efforts to obtain reliable assurance that confidential treatment will be accorded to such Confidential Information.

(g)       Upon the written request (email being sufficient) of the Disclosing Party, the Receiving Party will (and will instruct its Representatives to), within thirty (30) days of such written notice: (a) destroy all copies of Confidential Information received by the Receiving Party or its Representatives as well as all work product, analysis, summaries, extracts and the like prepared by the Receiving Party or its Representatives to the extent that they incorporate the Disclosing Party’s Confidential Information; and (b) provide written certification by an authorized person of the Receiving Party of the destruction of such materials by the Receiving Party and its Representatives; provided, however, that neither the Receiving Party nor any of its Representatives shall be required to destroy or erase any Confidential Information that is contained in an archived computer system backup in accordance with its security and/or disaster recovery procedures or that is otherwise necessary to be retained in accordance with their respective policies and procedures implemented in order to comply with applicable law, regulation and professional standards; provided, further, that with respect to any retained Confidential Information, (i) the Receiving Party (and its Representatives) shall continue to be bound by the obligations of confidentiality with respect thereto in accordance with the terms hereof; and (ii) reasonable commercial efforts are made to delete the same in the ordinary course in accordance, as applicable, with the Receiving Party’s, its Affiliates’ or its Representatives’ normal practices with respect to the retention of electronic records and applicable law, regulation and professional standards.

(h)          The provisions of this Section 8.3 shall not merge on Closing and shall survive for 24 months following the first to occur of Closing and the termination of this Agreement in accordance with its terms.

8.4	Exclusivity

Neither Seller nor Second Purchaser, nor any of their respective Representatives or the Company’s respective Representatives, shall, at any time from the Effective Date until the earlier of:

(a)	the Closing;

(b)	the Outside Date; and

(c)	the termination of this Agreement,

solicit, encourage, discuss, negotiate or entertain any proposals from, or provide financial, operating or any other non-public information to, any Person other than the Purchaser Parties and their respective Representatives with respect to the sale to or purchase by any Person other than the Purchasers of the Company Interests, any of the Company Assets (except in the Ordinary Course) or the business of the Company, in whole or in part, whether directly or indirectly, through a sale of assets, or a merger, amalgamation, consolidation or other similar transaction. Seller, Second Purchaser, the Company, and their respective Representatives shall immediately cease and terminate any existing discussions, conversations, negotiations and other communications with any Person with respect to any of the foregoing, and (i) Seller shall notify Purchasers regarding any contact between Seller, the Company or any of their respective Representatives and any other Person regarding any such offer, proposal or inquiry; and (ii) Second Purchaser shall notify First Purchaser regarding any contact between Second Purchaser, the Company or any of their respective Representatives and any other Person regarding any such offer, proposal or inquiry.

8.5	Material Adverse Effect

Prior to Closing, Seller and Second Purchaser shall promptly provide First Purchaser with written notice of the occurrence of any (i) Company Material Adverse Effect after the Effective Date or (ii) occurrence of any event(s) which individually or in the aggregate, including with the passage of time, is reasonably likely to become a Company Material Adverse Effect after the Effective Date.

8.6	Properties

On or before the Closing Date, Seller and Second Purchaser shall cause the Note Deed of Trust to be fully released and reconveyed, with confirmation of same recorded in the official records of the Kuskokwim Recording District and shall use reasonable commercial efforts to cause the Lyman Deed of Trust to be fully released and reconveyed.

8.7	Casualty; Condemnation

(a)	In the event of damage to the Leased Real Property by fire or other casualty prior to the Closing Date, Seller shall promptly notify First Purchaser of such fire or other casualty and Seller and Second Purchaser shall consult with First Purchaser and take such actions as Seller, First Purchaser and Second Purchaser determine to be appropriate, acting reasonably and in good faith. Notwithstanding the foregoing, if the damage by fire or other casualty triggers an automatic termination of the Property Agreements pursuant to its terms, or if the landlord thereunder elects to exercise any termination rights, then Seller shall give notice of the same to First Purchaser as promptly as practicable after receiving notice of such termination of the Property Agreements.

(b)	If, prior to the Closing Date, all or any part of the Leased Real Property is taken by condemnation or a conveyance in lieu thereof, or if Seller or the Company receive written notice or otherwise become aware of a condemnation proceeding commenced (or a bona fide threatened condemnation proceeding) with respect to the Leased Real Property or any part thereof, then Seller shall promptly notify First Purchaser in writing of such condemnation or conveyance in lieu thereof.

8.8	Related Party Agreements

Except as set forth in Schedule 5.10 of the Disclosure Schedule, all Contracts and arrangements with the Company on one hand, and the Seller or any of its Affiliates, on the other hand, shall be terminated immediately prior to the Closing, and Seller shall cause all intercompany balances between the Company, on the one hand, and Seller or any of its Affiliates, on the other hand, to be paid in full and settled as of the close of business on the Business Day immediately preceding the Closing Date.

8.9	Registrations

On or before the Closing Date, Second Purchaser and Seller shall obtain and record in the Mt. McKinley Recording District and the Kuskokwim Recording District, (1) a memorandum of the Exploration and Lode Mining Lease, and (2) a memorandum of the Surface Use Agreement each of which (a) complies in all respects with A.S. 40.17.120 regarding a recorded memorandum of lease, and (b) is in form and substance reasonably acceptable to First Purchaser.

Article 9
post-closing covenants

9.1	Company’s Books and Records

The Purchasers covenant to use reasonable care to preserve the Books and Records of the Company, and Seller covenants to preserve the Books and Records of the Company in its possession for a period of six years from the Closing Date, or for such longer period as is required by any applicable Law, and, upon prior written notice from Seller, will permit Seller and their Representatives reasonable access thereto during normal business hours, but no Party shall be responsible or liable to any other Party for or as result of any accidental loss or destruction or damage to any such Books and Records.

9.2	Tax Matters

(a)	Tax Characterization. Seller and Purchasers intend that the purchase of the Company Interests by each Purchaser contemplated by this Agreement will be treated as a purchase and sale of partnership interests for U.S. federal and applicable state and local income Tax purposes. The Company shall make a valid election pursuant to Section 754 of the Code and any applicable provision of state or local income Tax Law that will be effective with respect to the purchase of the Company Interests by the Purchasers with respect to the taxable period of the Company which includes the Closing Date. Purchasers shall cause to be prepared, and shall timely deliver to the Company, the notice described in Section 1.743-1(k)(2) of the Treasury Regulations, the Company shall prepare the election described in Section 1.754-1(b)(1) of the Treasury Regulations and the statement of adjustment described in Section 1.743-1(k)(1) of the Treasury Regulations, and the Seller shall prepare, and shall timely file, the statement described in Section 1.751-1(a)(3) of the Treasury Regulations, as applicable (the “Tax Statements”). The Tax Statements shall be prepared in accordance with Section 1.755-1(b) of the Treasury Regulations and the allocation and other methodologies to be delivered by Purchasers to the Seller within thirty (30) days after the Closing Date (“Tax Statement Methodology”). The Parties shall report, act and file all Tax Returns in all respects and for all purposes consistent with the Tax Statement Methodology and this Section 9.2(a), and no Party shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with the Tax Statement Methodology and this Section 9.2(a) unless required to do so by applicable Law.

(b)	Seller Payment for Share of Pre-Closing Taxes. The Seller agrees that it will be responsible for, and will timely pay (or as applicable, reimburse the Company for), its pro rata portion of any and all Taxes of, or attributable to, the Company for all taxable periods or portions thereof ending on or prior to the Closing Date (“Pre-Closing Taxes”) (including the portion through the Closing Date of any taxable period that began on or before and ends after the Closing Date (the “Straddle Period”)) whether assessed against the Company or allocated to the Seller on its Schedules K-1 or equivalent form (“Seller Taxes”). With respect to any Pre-Closing Taxes, to the extent not otherwise taken into account in the determination of the Purchase Price, Seller will reimburse the Purchasers for their pro rata portion of any such unpaid amounts.

(c)	Purchasers Payment for Share of Post-Closing Taxes. The Purchasers agree that they will be responsible for, and will timely pay (or as applicable, reimburse the Company for), their respective amounts of the pro rata portion of any and all Taxes of, or attributable to, the Company for all periods beginning after the Closing Date (including the portion of any Straddle Period beginning the day after the Closing Date of any taxable period that began on or before and ends after the Closing Date) whether assessed against the Company or allocated to the Purchasers on their Schedules K-1 or equivalent form (“Purchaser Taxes”). For the avoidance of doubt, Purchaser Taxes shall not include any Transfer Taxes (defined in Section 9.2(g), below).

(d)	Tax Matters Partner. The Purchasers shall ensure that for all Tax Returns filed after the Closing Date, the Purchasers will (re)designate a person other than Seller or its Affiliates as the “tax matters partner” or “partnership representative” under the Code (or similar concept under state or local law), as applicable for that taxable year. For each taxable year, and for each applicable jurisdiction, of the Company for which all Tax Returns have been filed but for which the statute of limitations for the assessment of any income tax has not expired, the Purchasers will (re)designate a person other than the Seller or its Affiliates as the “tax matters partner” or “partnership representative” as soon as such (re)designation is permissible under the Code and Treasury Regulations. The Seller shall cooperate as necessary to effect such redesignations, including, but not limited to, providing any notice from any Tax Authority it may receive in its capacity as “tax matters partner” or “partnership representative” to the Purchasers. After the Closing Date, the Seller agrees it shall not take any actions as the “tax matters partner” or “partnership representative” of the Company. Following the Closing, the parties agree that the Seller and its Affiliates shall have no obligations under the LLC Agreement with respect to any prior designation as “tax matters partner” or “partnership representative” under the Code (or similar concept under state or local law).

(e)	Tax Returns.

(i)	The Purchasers will prepare or cause to be prepared, and file or cause to be filed, Tax Returns of the Company for all periods ending on or prior to the Closing Date that are due after the Closing Date in a manner consistent with past practice and methods unless otherwise required by applicable Law. Seller will timely provide such cooperation and assistance as is reasonably requested by the Purchasers in the preparation and filing of such Tax Returns.

(ii)	In the case of Straddle Period, the Purchasers will prepare or cause to be prepared, and file or cause to be filed, any Tax Returns of the Company for such Tax periods in a manner consistent with past practice and methods unless otherwise required by applicable Law. For any Straddle Period, the amount of Tax relating to the portion of the Straddle Period ending on the Closing Date will be calculated as though the taxable year of the Company ended at the end of the day on the Closing Date; provided, however, that in the case of any personal property tax, real property tax or similar property tax based on the assessed value of property the amount of Tax relating to the portion of the Straddle Period ending on the Closing Date will be equal to the amount of such Tax for the taxable period multiplied by a fraction, the numerator of which will be the number of days from the beginning of the taxable period through the Closing Date and the denominator of which will be the number of days in the taxable period. All determinations necessary to give effect to the foregoing allocations will be made in a manner consistent with prior practice of the Company unless otherwise required by applicable Law.

(iii)	Prior to filing any Tax Return for any period ending on or prior to the Closing Date or any Straddle Period, prepared pursuant to Section 9.2(e)(i) or 9.2(e)(ii) with a relevant Governmental Body, the Purchasers shall provide a copy to Seller for review and comment by Seller at least 15 days prior to the date on which the Tax Return is to be timely filed and will make all reasonable changes requested by Seller in good faith.

(iv)	Except as required by applicable Law, the Purchasers shall not, without the prior written consent of the Seller, (i) refile, amend or otherwise modify any Tax Return of the Company filed for any period ending on or prior to the Closing Date or (ii) make any Tax election with respect to a period ending on or prior to the Closing Date, that, in each case, is inconsistent with past practice of the Company or could give rise to an adverse tax consequence for the Seller.

(f)	Tax Notices

(i)	If, after the Closing Date, Purchasers or the Company receive any notice, letter, correspondence, claim or decree from any Tax Authority relating to any Taxes or Tax Returns for which Seller may be responsible (including pursuant to this Agreement) (a “Tax Notice”), Purchasers shall, and shall cause the Company to, deliver, within ten (10) days of receipt by Purchasers, such Tax Notice to Seller. The failure of Purchasers to provide notice as described above shall not affect the obligations of the Seller under this Agreement, except to the extent Seller is prejudiced by Purchasers’ failure to provide the requisite notice.

(ii)	Purchasers will have the right to handle, defend, conduct and control any tax audit or other proceeding involving the Company that relates to a Tax Notice, but Seller will have the right to participate in such tax audit or proceeding at its own expense. Purchasers shall also have the right to compromise or settle any such Tax audit or other proceeding that it has the authority to control pursuant to the preceding sentence, subject to the Seller’s consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(iii)	If the Company becomes subject to a U.S. federal income Tax audit or other proceeding under the Centralized Partnership Audit Regime for any taxable periods or portions thereof ending on or prior to the Closing Date, the Purchasers have the right, but are not required, to cause the “partnership representative” (within the meaning of Section 6223 of the Code) of the Company to make a valid “push out” election under Section 6226 of the Code (so that the Company does not become liable for any “imputed underpayment” under Section 6225 of the Code).

(g)	Transfer Taxes. Seller and Purchasers shall each bear one-half, respectively, of any and all local, foreign or other excise, sales, use, value added, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar Taxes and fees incurred in connection with or, as a result of the execution of, this Agreement, the Ancillary Agreements or any other ancillary agreement, or the consummation of the transactions contemplated hereby or thereby, together with any inflation adjustment, interest, additions or penalties with respect thereto and any inflation adjustment or interest with respect to such additions or penalties (“Transfer Taxes”). Purchasers shall prepare and file, or cause to be prepared and filed, all Tax Returns or other documentation with respect to such Transfer Taxes and Seller shall pay to Purchasers its share of such Transfer Taxes upon notice prior to their due date, and Purchasers and Seller shall cooperate in preparation and filing such documents upon Purchasers’ or Seller’s reasonable request.

(h)	Cooperation. The Purchasers, the Company and the Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of Tax Returns pursuant to this Section 9.2 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include signing any Tax Returns, amended Tax Returns, claims or other documents necessary to settle any Tax controversy, executing powers of attorney, retaining and (upon the other party’s request) providing records and information which are reasonably available and relevant to any such audit, litigation or other proceeding and making employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

9.3	Second Purchaser Financing Covenants

(a)                    During the Interim Period, the Second Purchaser Parties shall at all times maintain at least $30 million of unrestricted, unencumbered and readily available cash or term deposits for which the term will end on or before June 1, 2025 in the Second Purchaser Parties’ bank accounts to fund the Treasury Commitment (as defined in the Backstop Agreement). During the Interim Period, unless the Second Purchaser Parties obtain Alternative Financing (as defined in the Backstop Agreement), the Second Purchaser Parties shall exercise best efforts to obtain the proceeds contemplated by the Backstop Agreement, including: (i) maintaining the Backstop Agreement in effect; and (ii) taking, or causing the taking of, all steps or actions and doing, or causing to be done, all things necessary, proper or advisable to give effect to the terms of the Backstop Agreement.

(b)              During the Interim Period, Second Purchaser Parties shall inform Seller if it determines not to seek Alternative Financings (as defined in the Backstop Agreement) and instead determines proceed to Closing based on the Commitments (as defined in the Backstop Agreement). Without limiting the foregoing, the Second Purchaser Parties shall notify Seller, as promptly as practicable, of (i) any actual material breach or default by any party to the Backstop Agreement of which any Second Purchaser Party becomes aware, and (ii) the termination or material change to any Commitment pursuant to the Backstop Agreement or the withdrawal of any party therefrom, and (iii) any determination by a Second Purchaser Party that it will not be able to satisfy any of the obligations to, or otherwise be able to, obtain some or any portion of the Commitments contemplated by the Backstop Agreement in the manner or from the sources contemplated by the Backstop Agreement prior to the Closing Date.

9.4	Parent Guarantee

(a)                Each First Parent, severally for itself and its downstream subsidiaries in proportion to its share of the First Purchaser’s portion of the Purchase Price, hereby unconditionally and irrevocably guarantees in favor of Seller, as a direct obligation, the full and timely performance, observance and payment by First Purchaser of each and every covenant, agreement, undertaking, representation, warranty, indemnity, liability and obligation contained in this Agreement, including the obligations of First Purchaser to pay the Purchase Price when required pursuant to Section 2.2. Each First Parent agrees that its obligations pursuant to this Section 9.4(a) are absolute, unconditional, irrevocable and continuing, are in no way conditional or contingent upon any event, circumstance, action or omission which might in any way discharge a guarantor or surety in whole or in part and shall not in any way or to any extent be impaired or otherwise affected by (i) any amalgamation, merger or reorganization of First Purchaser, in which event the obligations of such First Parent pursuant to this Section 9.4(a) shall apply to the entity resulting therefrom; (ii) any amalgamation, merger or reorganization of such First Parent; (iii) any bankruptcy, insolvency, liquidation, reorganization, moratorium or similar event with respect to or affecting First Purchaser; (iv) any sale, lease or transfer of the assets of the First Purchaser Parties; (v) any change in the ownership of any shares in the capital of the First Purchaser Parties; or (vi) any other event or circumstance which would or might otherwise constitute a legal or equitable discharge of or defense available to any guarantor or surety. Seller may resort to or proceed against each First Parent for performance or payment of any guaranteed obligations hereunder whether or not Seller shall have proceeded against any other First Purchaser Party with respect to any of such obligations or shall have pursued any other remedy. Seller’s rights are cumulative and shall not be exhausted by the exercise of any of Seller’s rights hereunder or otherwise against any First Purchaser Party or by any successive actions until and unless all indebtedness and liability hereby guaranteed has been paid and First Purchaser’s obligations under this Agreement have been fully performed. The First Purchaser hereby waives diligence, notice of demand, notice of default and all other notices and demands of any kind, and consent to any and all extensions of time or indulgences which may be given to First Parents. Without releasing, discharging, limiting or otherwise affecting, in whole or in part, the liability of each First Parent under this Section 9.4(a), Seller may grant extensions of time or other indulgences, take and give up securities, abstain from taking, perfecting or reiterating securities, accept compositions, grant releases and discharges and otherwise deal with the First Purchaser as Seller may see fit. Notwithstanding the foregoing, if a First Parent has transferred or sold, through merger or otherwise, all of the equity interests in First Purchaser to a third party, such First Parent shall continue to be bound by the obligations under this guarantee unless: (a) the Person to whom or to which such equity interests in First Purchaser are so Transferred assumes in favor of Seller all of the obligations of such First Parent under this Section 9.4(a) in instruments in writing; and (b) the ultimate parent company of such transferee (i) assumes in favor of Seller, and agrees to guarantee, all of the obligations of the First Purchaser previously guaranteed by such First Parent under this Agreement on terms no less favourable to Seller than the terms of the guarantee in this Section 9.4(a), and (ii) has financial resources at least equivalent to those of First Parent; provided however that no transfer or sale of an interest in the First Purchaser shall be permitted prior to Closing. Such First Parent will give prompt written notice to Seller following any such transfer or sale, which notice shall include the identity of the transferee and confirmation that the transferee has assumed in favor of Seller all of the obligations of such First Parent as required under this Section 9.4(a). For the avoidance of doubt, Paulson Advantage shall not guarantee the direct or indirect obligations or liabilities of Paulson Partners, and Paulson Partners shall not guarantee the direct or indirect obligations or liabilities of Paulson Advantage.

(b)               The Second Parent hereby unconditionally and irrevocably guarantees in favor of Seller, as a direct obligation, the full and timely performance, observance and payment by Second Purchaser of each and every covenant, agreement, undertaking, representation, warranty, indemnity, liability and obligation contained in this Agreement, including the obligations of Second Purchaser to pay the Purchase Price when required pursuant to Section 2.2. Second Parent agrees that the obligations pursuant to this Section 9.4(b) are absolute, unconditional, irrevocable and continuing, are in no way conditional or contingent upon any event, circumstance, action or omission which might in any way discharge a guarantor or surety in whole or in part and shall not in any way or to any extent be impaired or otherwise affected by (i) any amalgamation, merger or reorganization of Second Purchaser, in which event the obligations of Second Parent pursuant to this Section 9.4(b) shall apply to the entity resulting therefrom; (ii) any amalgamation, merger or reorganization of Second Parent; (iii) any bankruptcy, insolvency, liquidation, reorganization, moratorium or similar event with respect to or affecting Second Purchaser; (iv) any sale, lease or transfer of the assets of the Second Purchaser Parties; (v) any change in the ownership of any shares in the capital of the Second Purchaser Parties; or (vi) any other event or circumstance which would or might otherwise constitute a legal or equitable discharge of or defense available to any guarantor or surety. Seller may resort to or proceed against Second Parent for performance or payment of any guaranteed obligations hereunder whether or not Seller shall have proceeded against any other Second Purchaser Party with respect to any of such obligations or shall have pursued any other remedy. Seller’s rights are cumulative and shall not be exhausted by the exercise of any of Seller’s rights hereunder or otherwise against any Second Purchaser Party or by any successive actions until and unless all indebtedness and liability hereby guaranteed has been paid and Second Purchaser’s obligations under this Agreement have been fully performed. The Second Purchaser hereby waives diligence, notice of demand, notice of default and all other notices and demands of any kind, and consent to any and all extensions of time or indulgences which may be given to Second Parent. Without releasing, discharging, limiting or otherwise affecting, in whole or in part, the liability of Second Parent under this Section 9.4(b), Seller may grant extensions of time or other indulgences, take and give up securities, abstain from taking, perfecting or reiterating securities, accept compositions, grant releases and discharges and otherwise deal with the Second Purchaser as Seller may see fit. Notwithstanding the foregoing, if Second Parent has transferred or sold, through merger or otherwise, all of the equity interests of Second Purchaser to a third party, the Second Parent shall continue to be bound by the obligations under this guarantee unless: (a) the Person to whom or to which such equity interests in Second Purchaser are so Transferred assumes in favor of Seller all of the obligations of Second Parent under this Section 9.4(b) in instruments in writing; and (b) the ultimate parent company of such transferee (i) assumes in favor of Seller, and agrees to guarantee, all of the obligations of the Second Purchaser under this Agreement on terms no less favourable to Seller than the terms of the guarantee in this Section 9.4(b), and (ii) has financial resources at least equivalent to those of Second Parent; provided however that no transfer or sale of an interest in the Second Purchaser shall be permitted prior to Closing. The Second Parent will give prompt written notice to Seller following any such transfer or sale, which notice shall include the identity of the transferee and confirmation that the transferee has assumed in favor of Seller all of the obligations of Second Parent as required under this Section 9.4(b).

(c)                The Seller Parent hereby unconditionally and irrevocably guarantees in favor of the Purchasers, as a direct obligation, the full and timely performance, observance and payment by Seller of each and every covenant, agreement, undertaking, representation, warranty, indemnity, liability and obligation contained in this Agreement. Seller Parent agrees that the obligations pursuant to this Section 9.4(c) are absolute, unconditional, irrevocable and continuing, are in no way conditional or contingent upon any event, circumstance, action or omission which might in any way discharge a guarantor or surety in whole or in part and shall not in any way or to any extent be impaired or otherwise affected by (i) any amalgamation, merger or reorganization of Seller, in which event the obligations of Seller Parent pursuant to this Section 9.4(c) shall apply to the entity resulting therefrom; (ii) any amalgamation, merger or reorganization of Seller Parent; (iii) any bankruptcy, insolvency, liquidation, reorganization, moratorium or similar event with respect to or affecting Seller, (iv) any sale, lease or transfer of the assets of Seller or Seller Parent; (v) any change in the ownership of any shares in the capital of Seller or Seller Parent; or (vi) any other event or circumstance which would or might otherwise constitute a legal or equitable discharge of or defense available to any guarantor or surety. The Purchasers may resort to or proceed against Seller Parent for performance or payment of any guaranteed obligations hereunder whether or not the Purchaser Parties shall have proceeded against Seller with respect to any of such obligations or shall have pursued any other remedy. The Purchaser Parties’ rights are cumulative and shall not be exhausted by the exercise of any of Purchasers’ rights hereunder or otherwise against the Seller or by any successive actions until and unless all indebtedness and liability hereby guaranteed has been paid and Seller’s obligations under this Agreement have been fully performed. The Seller hereby waives diligence, notice of demand, notice of default and all other notices and demands of any kind, and consents to any and all extensions of time or indulgences which may be given to Seller Parent. Without releasing, discharging, limiting or otherwise affecting, in whole or in part, the liability of Seller Parent under this Section 9.4(c), the Purchasers may grant extensions of time or other indulgences, take and give up securities, abstain from taking, perfecting or reiterating securities, accept compositions, grant releases and discharges and otherwise deal with Seller as the Purchasers may see fit.

Article 10
indemnification

10.1	Survival

The representations, warranties, covenants, and agreements contained in this Agreement and in any document delivered in connection herewith shall not merge and shall survive the Closing as follows:

(a)	the representations and warranties contained in this Agreement (other than the Seller Fundamental Representations and Warranties, the Purchaser Fundamental Representations and Warranties, and Section 5.9 (Taxes)) shall survive until the date that is 24 months from the Closing Date;

(b)	the Seller Fundamental Representations and Warranties and the Purchaser Fundamental Representations and Warranties shall survive indefinitely;

(c)	the representations and warranties contained in Section 5.9 (Taxes) and the indemnification obligations pursuant to Sections 10.2(d) and 10.3(c) shall survive until the day that is 30 days after the expiration of the period, if any, during which an assessment, reassessment or other form of recognized written demand assessing liability for Tax, interest or penalties under applicable legislation in respect of any taxation year to which such representations and warranties related could be issued to the Company under such legislation;

(d)	the covenants and agreements contained in this Agreement to be performed at or prior to the Closing Date shall not survive the Closing (which will not absolve the non performing party of liability for failure to perform as required prior to Closing); and

(e)	the covenants and agreements contained in this Agreement to be performed after the Closing Date (except for the covenants in Sections 9.1, 9.2 and 9.3 or as otherwise provided herein) shall survive for 24 months from the Closing Date.

Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period or for legal proceedings for fraud, gross negligence, intentional wrongdoing or criminal conduct shall not thereafter be barred by the expiration of such applicable survival period and such claims shall survive until finally resolved.

10.2	Indemnification By Seller

Subject to the other terms and conditions of this Article 10, Seller shall indemnify each Purchaser, its respective Affiliates, and each of their respective former, current and future officers, directors, employees, interest holders, agents and representatives (each a “Purchaser Indemnitee”, together the “Purchaser Indemnitees”) against, and shall hold the Purchaser Indemnitees harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Purchasers based upon, arising out of, with respect to or by reason of:

(a)	in respect of the First Purchaser only, any inaccuracy in or breach of any of the representations or warranties of Seller contained in Article 4 or Article 5 of this Agreement or in any certificate delivered to the First Purchaser pursuant hereto;

(b)	in respect of the Second Purchaser only, any inaccuracy in or breach of any of the representations or warranties of Seller contained in Article 4 of this Agreement or in any certificate delivered to the Second Purchaser pursuant hereto;

(c)	any breach or non-fulfillment of any covenant, agreement or obligation pursuant to this Agreement that by its terms is to be performed by Seller after the Closing Date; or

(d)	any and all Seller Taxes.

10.3	Indemnification By Purchasers

Subject to the other terms and conditions of this Article 10, each Purchaser shall indemnify Seller, its Affiliates, and each of their respective, former, current and future officers, directors, employees, interest holders, agents and representatives (each a “Seller Indemnitee”, together the “Seller Indemnitees”) against, and shall hold Seller harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Seller based upon, arising out of, with respect to or by reason of:

(a)	any inaccuracy in or breach of any of the representations or warranties of such Purchaser Party contained in Article 6 and Article 7 or in any certificate delivered pursuant hereto;

(b)	any breach or non-fulfillment of any covenant, agreement, or obligation pursuant to this Agreement that by its terms is to be performed by such Purchaser Party; and

(c)	any and all Purchaser Taxes.

10.4	Certain Limitations

The indemnification provided for in Section 10.2 and Section 10.3 shall be subject to the following limitations:

(a)	The Seller and the Seller Parent shall not be liable to any Purchaser Indemnitee for indemnification under Section 10.2(a), Section 10.2(b) (in each case other than in respect of breaches of Seller Fundamental Representations and Warranties) or Section 10.2(d), as the case may be, unless the aggregate amount of all Losses in respect of indemnification under Section 10.2(a) and 10.2(b) (in each case other than in respect of breaches of Seller Fundamental Representations and Warranties) and Section 10.2(d), as applicable, exceeds $10,000,000 (the “Deductible”).

Once the Deductible has been exceeded, the Seller and Seller Parent shall only be required to pay or be liable for Losses in excess of the Deductible. For the avoidance of doubt, the Deductible does not apply to any indemnification under Section 10.2(c).

(b)	The (i) First Purchaser Parties shall not be liable to any Seller Indemnitee for indemnification under Section 10.3(a) (other than in respect of breaches of First Purchaser Fundamental Representations and Warranties) or Section 10.3(c) unless the aggregate amount of all Losses in respect of indemnification under Section 10.3(a) (other than in respect of breaches of First Purchaser Fundamental Representations and Warranties) and Section 10.3(c), as applicable, exceeds the First Purchaser’s Pro Rata Share of the Deductible (the “First Purchaser Deductible”); and (ii) Second Purchaser Parties shall not be liable to any Seller Indemnitee for indemnification under Section 10.3(a) (other than in respect of breaches of Second Purchaser Fundamental Representations and Warranties) or Section 10.3(c) unless the aggregate amount of all Losses in respect of indemnification under Section 10.3(a) (other than in respect of breaches of Second Purchaser Fundamental Representations and Warranties) and Section 10.3(c), as applicable, exceeds the Second Purchaser’s Pro Rata Share of the Deductible (the “Second Purchaser Deductible”; the Second Purchaser Deductible and the First Purchaser Deductible, each, the “Applicable Purchaser Deductible”).

Once the Applicable Purchaser Deductible has been exceeded, the First Purchaser Parties and/or the Second Purchaser Parties, as applicable, shall only be required to pay or be liable for Losses in excess of the Applicable Purchaser Deductible. For the avoidance of doubt, the Applicable Purchaser Deductible does not apply to any indemnification under Section 10.3(b). For certainty, where First Purchaser has purchased the Second Purchaser Company Interests pursuant to Section 2.1(d), the First Purchaser’s Pro Rata Share of the Deductible is 100%.

(c)	The aggregate amount of all Losses for which Seller shall be liable to the First Purchaser and its Purchaser Indemnitees:

(i)	pursuant to Section 10.2(a) in respect of breaches of the Seller Fundamental Representations and Warranties, Section 10.2(c) and Section 10.2(d), shall not exceed the First Purchaser’s Pro Rata Share of the Purchase Price; and

(ii)	pursuant to Section 10.2(a), in respect of breaches of all other representations and warranties of the Seller to the First Purchaser contained in this Agreement, shall not exceed the First Purchaser’s Pro Rata Share of 25% of the Purchase Price.

(d)	The aggregate amount of all Losses for which Seller shall be liable to the Second Purchaser and its Purchaser Indemnitees:

(i)	pursuant to Section 10.2(b) in respect of breaches of the Seller Fundamental Representations and Warranties, Section 10.2(c) and Section 10.2(d), shall not exceed the Second Purchaser’s Pro Rata Share of the Purchase Price; and

(ii)	pursuant to Section 10.2(b), in respect of breaches of all other representations and warranties of the Seller to the Second Purchaser contained in this Agreement, shall not exceed the Second Purchaser’s Pro Rata Share of 25% of the Purchase Price.

(e)	The aggregate amount of all Losses for which First Purchaser shall be liable to Seller and the Seller Indemnitees:

(i)	Pursuant to Section 10.3(a) in respect of breaches of First Purchaser Fundamental Representations and Warranties, Section 10.3(b) and Section 10.3(c), shall not exceed the First Purchaser’s Pro Rata Share of the Purchase Price; and

(ii)	Pursuant to Section 10.3(a), in respect of breaches of all other representations and warranties of the First Purchaser to the Seller contained in this Agreement, shall not exceed the First Purchaser’s Pro Rata Share of 25% of the Purchase Price.

For certainty, where First Purchaser has purchased the Second Purchaser Company Interests pursuant to Section 2.1(d), the First Purchaser’s Pro Rata Share of the Purchase Price is 100%.

(f)	The aggregate amount of all Losses for which Second Purchaser shall be liable to Seller and the Seller Indemnitees:

(i)	Pursuant to Section 10.3(a) in respect of breaches of Second Purchaser Fundamental Representations and Section 10.3(c), shall not exceed the Second Purchaser’s Pro Rata Share of the Purchase Price; and

(ii)	Pursuant to Section 10.3(a), in respect of breaches of all other representations and warranties of the Second Purchaser to the Seller contained in this Agreement, shall not exceed the Second Purchaser’s Pro Rata Share of 25% of the Purchase Price.

(g)	Notwithstanding any other provision in this Article 10, except for Section 10.4(i), for the avoidance of doubt, in no event shall the aggregate liability of Seller in respect of all Purchaser Indemnitees under this Agreement exceed the Purchase Price.

(h)	No Purchaser Indemnitee or Seller Indemnitee is entitled to double recovery for any claims even though they may have resulted from the inaccuracy or breach of, or the failure to fulfill or perform, more than one of the representations, warranties and covenants of the Sellers or the Purchaser Parties in this Agreement or in any other agreement, certificate or instrument executed and delivered pursuant to this Agreement.

(i)	Notwithstanding any other provision of this Agreement, the limitations set forth in this Section 10.4 shall not apply with respect to judicial findings of fraud, gross negligence, willful misconduct or criminal conduct in a proceeding complying with the requirements of Section 1.4.

10.5	Calculation of Losses

(a)                The amount of any Loss pursuant to Section 10.2 or Section 10.3 shall be:

(i)	net of any amounts actually recovered and received by the Indemnified Party or the Company as a result of any indemnification by a third party or under insurance policies with respect to such Loss; and

(ii)	reduced to take account of any net Tax benefit actually realized as a result of such Loss by the Indemnified Party.

(b)               If any third party amounts or insurance proceeds are received by the Indemnified Party (or the Company) after receipt of any indemnification payment pursuant to this Article 10, each Purchaser Party or the Seller, as the case may be, shall promptly repay to the Indemnifying Party such portion of such indemnification payment equal to the amounts so recovered. Where an Indemnified Party is, or is likely to be, entitled to recover or be compensated or indemnified by another person, whether by way of any insurance policies or indemnity, contribution or other similar agreements, for any amount in respect of a Claim made by the Indemnified Party, the Indemnified Party shall notify the Indemnifying Party of such right or entitlement within a reasonable time period; provided that failure to do so will not impact any right to indemnification. The Indemnified Party shall use reasonable commercial efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement. In no event shall Losses include, and no Indemnifying Party shall be liable to any Indemnified Party under this Article 10 for, any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple. Purchaser Parties and Seller each shall use reasonable commercial efforts to mitigate Losses upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise to such Losses, and the costs of such mitigation will themselves be Losses.

10.6	Indemnification Procedures

(a)	For purposes of this Section 10.6, the party making a claim under this Article 10 is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article 10 is referred to as the “Indemnifying Party”.

(b)	If any Indemnified Party becomes aware of or receives notice of the assertion or commencement of any Claim brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing that could reasonably be expected to result in an indemnifiable Loss (an “Indemnification Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except (i) to the extent that such written notice is delivered to the Indemnifying Party after the applicable survival period pursuant to Section 10.1; or (ii) to the extent that such delay or failure results in the forfeiture by the Indemnifying Party of rights or defenses otherwise available to the Indemnifying Party with respect to such Indemnification Claim or otherwise materially adversely prejudices the Indemnifying Party. Such notice by the Indemnified Party shall describe the Indemnification Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Indemnification Claim. During such 30 day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Indemnification Claim, and whether and to what extent any amount is payable in respect of the indemnification and the Indemnified Party shall assist (at the Indemnifying Party’s expense) the Indemnifying Party's investigation by giving such information and assistance (including access to the Company's premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(c)	If an Indemnification Claim is made against an Indemnified Party, the Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Indemnification Claim at the Indemnifying Party's expense and by the Indemnifying Party's own qualified independent counsel with experience in the area selected, so long as such counsel is not reasonably objected to by the Indemnified Party within a reasonable period of time; provided that the act of assuming such defense will be deemed an acknowledgment by the Indemnifying Party of its obligation to indemnify the Indemnified Party for all Losses relating to such Indemnification Claim, except where the assumption of such defense by the Indemnifying Party results from the Indemnifying Party’s reasonable determination that the Indemnified Party has failed to diligently defend such Indemnification Claim. For avoidance of doubt, no Indemnifying Party can unilaterally decide that an Indemnified Party has failed to diligently defend such Indemnification Claim unless it first provides written notice to the Indemnified Party of such determination, and then either (i) the Indemnified Party agrees in writing that the defense of the relevant Indemnification Claim may be transferred to the Indemnifying Party without the deemed acknowledgement referenced above, or (ii) an Order from a court specified in Section 1.4 is obtained confirming that the Indemnified Party has failed to diligently defend such Indemnification Claim. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Indemnification Claim with counsel separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnified Party shall cooperate in all reasonable respects, at the Indemnifying Party’s expense, in such defense. Seller and Purchasers shall cooperate with each other in all reasonable respects in connection with the defense of any Indemnification Claim, including making available (subject to the provisions of Section 8.3) records relating to such Indemnification Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Indemnification Claim.

(d)	If the Indemnifying Party elects not to compromise or defend such Indemnification Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to this Section 10.6, pay, compromise, and/or defend such Indemnification Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Indemnification Claim.

(e)	Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, or offer to compromise or settle or compromise any Indemnification Claim if such compromise or settlement would result in (i) injunctive or other nonmonetary relief against the Indemnified Party of any of its Affiliates, including the imposition of a consent order, injunction, or decree that would restrict future activity or conduct of the Indemnified Party or any of its Affiliates, (ii) a finding or admission of a violation of Law or violation of the rights of any person by the Indemnified Party or any of its Affiliates, or (iii) any monetary liability of the Indemnified Party that will not be promptly paid or reimbursed by the Indemnifying Party. For certainty, if a settlement is proposed that is limited to monetary relief against the Indemnified Party that will be promptly paid or reimbursed by the Indemnifying Party or any of its Affiliates, the Indemnifying Party shall not be required to obtain the Indemnified Party’s consent to such settlement. Notwithstanding the foregoing and subsection (a), the Indemnifying Party shall not be entitled to assume the defense of any Indemnification Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the Indemnified Party in defending such Indemnification Claim) if (A) the Indemnification Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party that the Indemnified Party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages, (B) the Indemnifying Party and the Indemnified Party both are named parties to the proceedings and the Indemnified Party has reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, (C) the Indemnifying Party is not vigorously defending a Indemnification Claim it has assumed or (D) the Indemnifying Party is not entitled to a legal defense or counterclaim available to the Indemnified Party. In each such instance the Indemnified Party will have the sole control of the defense of the Indemnification Claim at the Indemnifying Party’s expense. If the Indemnified Party has assumed the defense pursuant to subsection (a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(f)	For any claim by an Indemnified Party against the Indemnifying Party under Section 10.2 or Section 10.3 that does not involve an Indemnification Claim (a “Direct Claim”) being asserted against or being sought to be collected from the Indemnified Party, the Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party. Subject to Section 10.1, the failure by an Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party Section 10.2 or Section 10.3, except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. The Indemnifying Party shall have a period of 30 days within which to respond to such Direct Claim. If the Indemnifying Party does not respond within such 30 day period, the Indemnifying Party will be deemed to have accepted the Direct Claim. If the Indemnifying Party rejects all or any part of the Direct Claim, the Indemnified Party shall be free to seek enforcement of its rights to indemnification under this Agreement with respect to such Direct Claim.

10.7	Payments

Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article 10, the Indemnifying Party shall satisfy its obligations within five (5) Business Days of such agreement or final, non-appealable adjudication by wire transfer of immediately available funds.

10.8	Tax Treatment of Indemnification Payments

All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by applicable Law.

10.9	Prior Knowledge of Breach

The First Purchaser Parties acknowledge that Seller shall not have any liability to the First Purchaser Parties for a breach of any representation or warranty of Seller or the Company to the extent that the First Purchaser Parties had Actual Knowledge of such breach or the circumstance, event or condition giving rise to such breach.

10.10	Remedies

(a)                The Parties acknowledge and agree that following the Closing, the provisions of this Article 10 shall be their exclusive remedy for any and all non-equitable claims relating to the subject matter of this Agreement or any of the other documents to be delivered hereunder, except for claims arising from fraud, gross negligence, criminal activity, or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement and claims for specific performance or other equitable remedies.

(b)                 The Parties acknowledge and agree that an award of monetary damages could be inadequate for any breach of this Agreement by any Party or its Representatives and any such breach could cause the non-breaching Party irreparable harm. Accordingly, the Parties agree that, in the event of any breach or threatened breach of this Agreement and provided this Agreement shall not have been terminated pursuant to Section 11.1, the non-breaching Party shall also be entitled, without the requirement of posting a bond or other security, to seek equitable relief, including injunctive relief and specific performance.

(c)               For certainty, nothing in this Agreement shall restrict the First Purchaser or Second Purchaser from (i) making any claim against the other Purchaser for damages arising from the subject matter of, or breaches of the obligations under, this Agreement or any of the other documents to be delivered hereunder, (ii) seeking equitable relief against the other Purchaser arising from the Second Purchaser’s breach or threatened breach of this Agreement or (iii) otherwise exercising any rights it may have against the other Purchaser for breaching its obligations hereunder.

Article 11
termination

11.1	Termination Rights

This Agreement may be terminated by notice in writing given at or prior to the Closing:

(a)	by mutual consent of Seller and Purchasers;

(b)	by either of First Purchaser or Second Purchaser if:

(i)	any of the conditions in Section 3.4 has not been satisfied or waived by the Outside Date or if it becomes apparent to the Purchaser (acting reasonably) that any such condition cannot be satisfied by the Outside Date and the Purchasers do not waive such condition, except that the right to terminate this Agreement under this Section 11.1(b)(i) shall not be available if the failure of such condition to be satisfied was caused by, contributed to, or resulted from any Purchaser Party’s failure to fulfill any of its obligations or breach of any of its representations and warranties in this Agreement; and

(ii)	there has occurred a Company Material Adverse Effect on or after the Effective Date that is incapable of being cured on or prior to the Outside Date.

(c)	by Seller if:

(i)	any of the conditions in Section 3.5 has not been satisfied or waived by the Outside Date or if it becomes apparent to Seller (acting reasonably) that any such condition cannot be satisfied by the Outside Date and Seller do not waive such condition, except that the right to terminate this Agreement under this Section 11.1(c)(i) shall not be available if the failure of such condition to be satisfied was caused by, contributed to, or resulted from any Seller’s failure to fulfill any of its obligations or breach of any of its representations and warranties in this Agreement; or

(d)	by any Party if any Governmental Body having jurisdiction over any Party has issued an Order or taken any other action, in each case, permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such Order or action has become final and non-appealable; provided that the right to terminate this Agreement under this Section 11.1(d) shall not be available to a Party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or has primarily resulted in, such Order, and provided further that the Party seeking to terminate this Agreement under this Section 11.1(d) must have complied with its obligations under Section 3.6 in connection with such Order.

11.2	Termination Procedure

(a)                If this Agreement is terminated pursuant to Section 11.1:

(i)	all Confidential Information received by any Party or any of their respective Representatives shall be kept confidential in accordance with Section 8.3 for a period of 24 months following the date of termination; and

(ii)	any filings, applications and other submissions made pursuant to this Agreement shall, to the extent practicable, be withdrawn from the Governmental Body or other Person to which made.

(b)               If this Agreement is terminated by the Purchaser Parties, on the one hand, or Seller, on the other hand (in any case, the “Terminating Party”), pursuant to Section 11.1(b) or 11.1(c), except as otherwise provided in this Agreement:

(i)	the Terminating Party shall be released from all obligations hereunder (except as provided under Section 11.2(a)) if, and to the extent that, the condition or conditions which have not been satisfied were reasonably capable of being performed or caused to be performed by the Purchaser Parties (where the Terminating Party is Seller) or Seller (where the Terminating Party is the Purchaser Parties) (in any case, the “Obligated Party”) and have not been satisfied by reason of a default by the Obligated Party;

(ii)	the Obligated Party shall be released from its obligations hereunder (except as provided under Section 11.2(a)) if, and to the extent that, the condition or conditions which have not been satisfied and for which the Terminating Party has terminated this Agreement were reasonably capable of being performed or caused to be performed by the Terminating Party or have not been satisfied by reason of a default by the Terminating Party hereunder;

(c)                Nothing in Section 11.2(b) shall relieve any Party from liability for any breach of, or default under, this Agreement, including where this Agreement is terminated due to a condition not being satisfied and such non-satisfaction is the result of a breach or default by any Seller or any Purchaser Party, as applicable, in which case Seller will retain all remedies against the Purchaser Parties, and vice versa, except as otherwise expressly provided in this Agreement to the contrary.

Article 12
MISCELLANEOUS

12.1	Notices

(a)                Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by email or similar means of recorded electronic communication, or sent by registered mail, charges prepaid, addressed as follows:

(i)	if to Seller:

Barrick Gold of North America, Inc.
310 S. Main Street, Suite 1150
Salt Lake City, Utah 84101

Attention:      Michael McCarthy, General Counsel (North America)
Email:              USLegalNotices@barrick.com, mmccarthy@barrick.com

With copies (which shall not constitute notice) to:

Barrick Gold Corporation
Brookfield Place
TD Canada Trust Tower
161 Bay Street, Suite 3700
P.O. Box 212
Toronto, Canada M5J 2S1

Attention:    General Counsel
Email:            notices@barrick.com

and

Davies Ward Phillips and Vineberg LLP
155 Wellington Street West, Suite 4000
Toronto, Ontario, Canada M5V 3J7

Attention:  Melanie Shishler and Richard Fridman
Email:          mshishler@dwpv.com and rfridman@dwpv.com

(ii)	if to First Purchaser or First Parents:

Paulson & Co. Inc.

c/o Donlin Gold Holdings LLC
15 Exchange Place, Suite 802

Jersey City, NJ 07302

Attention: Michael Waldorf
Email: michael.waldorf@paulsonco.com

With a copy (which shall not constitute notice) to:

Kleinberg, Kaplan Wolff & Cohen, P.C.

500 Fifth Avenue, New York, New York 10110

Attention: Christopher P. Davis; Kelly Zelezen

Email: cdavis@kkwc.com; kzelezen@kkwc.com

(iii)	if to Second Purchaser or Second Parent:

NOVAGOLD RESOURCES INC.
201 South Main Street, Suite 400

Salt Lake City, Utah 84111

Attention: Ben Machlis; Tricia Pannier
Email: ben.machlis@novagold.com; tricia.pannier@novagold.com

With a copy (which shall not constitute notice) to:

Dorsey & Whitney LLP

701 Fifth Avenue, Seattle, Washington 98104

Attention: Kimberley R. Anderson

Email: Anderson.kimberley@dorsey.com

(b)               Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a Business Day or if delivery or transmission is made on a Business Day after 5:00 p.m. at the place of receipt, then on the next following Business Day) or, if mailed, on the third Business Day following the date of mailing; provided, however, that if, at the time of mailing or within three (3) Business Days thereafter, there is or occurs a labor dispute or other event which might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered or transmitted by means of recorded electronic communication as aforesaid.

(c)                Any Party may at any time change its address for service from time to time by giving notice to the other Parties in accordance with this Section 12.1.

12.2	Amendments and Waivers

No amendment or waiver of any provision of this Agreement shall be binding on any Party unless consented to in writing by such Party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

12.3	Assignment

Neither this Agreement, nor any of the rights or obligations under this Agreement, may be assigned or transferred, in whole or in part, by any Party without the prior written consent of the other Parties which consent may not be unreasonably withheld, except with respect to the assignment or transfer by the First Parents, Second Parent or Seller Parent. Any assignment or transfer in violation of this Section 12.3 of the Agreement shall be null and void.

12.4	No Third Party Beneficiary

Except as provided by Sections 8.2, 10.2 and 10.3, this Agreement constitutes an agreement solely among the Parties, and is not intended to and will not confer any rights, remedies, obligations or liabilities, legal or equitable, including any right of employment, on any Person other than the Parties and their respective successors or permitted assigns, or otherwise constitute any Person a third party beneficiary under or by reason of this Agreement.

12.5	Successors and Assigns

This Agreement shall enure to the benefit of, and shall be binding on and enforceable by and against, each Party and, where the context so permits, their respective successors, heirs, and permitted assigns.

12.6	Expenses

Each Party shall pay for its own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the Ancillary Agreements, and the transactions contemplated herein and therein, whether or not the transactions contemplated by this Agreement are completed, including the fees and expenses of legal counsel, financial advisors, brokers, accountants and other professional advisors, and fees payable to any Governmental Bodies.

12.7	Further Assurances

Each Party shall, at all times after the Closing Date and upon any reasonable request of any other Party, promptly do, execute and deliver, or cause to be done, executed and delivered, at the expense of the requesting Party, all further acts documents and things as may be required or necessary for the purposes of giving effect to this Agreement, including such other instruments of sale, transfer, conveyance, assignment, confirmation, certificates and other instruments as may be reasonably requested in order to more effectively assign, transfer and convey the Company Interests and to effectuate the transactions contemplated herein.

12.8	Counterparts

This Agreement and all documents contemplated by or delivered under or in connection with this Agreement may be executed and delivered by DocuSign or other form of electronic transmission in any number of counterparts, with the same effect as if all Parties had signed and delivered the same document, and all counterparts shall together constitute one and the same original document; provided, however, that original documents shall be delivered as necessary to satisfy applicable recording or filing requirements.

12.9	Waiver of LLC Agreement

(a)                The Second Purchaser hereby consents for all purposes to the transfer of the Company Interests to the Purchasers in the manner contemplated by this Agreement.

(b)               The Parties hereby agree and acknowledge that section 15.2 of the LLC Agreement (which, for certainty, includes Exhibit C thereto) shall not apply to the transfer of the Company Interests to the Purchasers contemplated by this Agreement.

(c)                The Second Purchaser hereby irrevocably waives its right of first refusal set forth in Section 15.3 of the LLC Agreement in connection with the transactions contemplated herein.

(d)               The Second Purchaser hereby irrevocably waives any default, breach or non-compliance with the LLC Agreement arising or resulting from, or as a consequence of, the transfer of the Company Interests to the Purchaser contemplated by this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF this Agreement has been executed by the Parties as of the Effective Date.

BARRICK GOLD U.S. INC.

By: /s/ Michael McCarthy
Name: Michael McCarthy
Title: Director, Authorized Signatory

BARRICK GOLD CORPORATION

By: /s/ Kevin Thomson
Name: Kevin Thomson
Title: Senior Executive Vice-President, Strategic Matters

By: /s/ Christine Keener

Name: Christine Keener
Title: Chief Operating Officer, North America

Signature Page – Membership Interest Purchase Agreement

DONLIN GOLD HOLDINGS LLC

By: /s/ Michael Waldorf
Name: Michael Waldorf
Title: Authorized Signatory

PAULSON ADVANTAGE PLUS MASTER LTD.

By: /s/ Michael Waldorf
Name: Michael Waldorf
Title: Authorized Signatory

PAULSON PARTNERS LP

By: /s/ Michael Waldorf
Name: Michael Waldorf
Title: Authorized Signatory

Signature Page – Membership Interest Purchase Agreement

NOVAGOLD RESOURCES INC.

By: /s/ Peter Adamek
Name: Peter Adamek
Title: Vice President and Chief Financial Officer

NOVAGOLD RESOURCES ALASKA INC.

By: /s/ Peter Adamek
Name: Peter Adamek
Title: Vice President and Treasurer

Signature Page – Membership Interest Purchase Agreement

Exhibit A
Transition Services Agreement

See attached.

Exhibit B
Environmental Indemnity and Release

See attached.

Exhibit C
Resignation and Mutual Release

See attached.

Exhibit D
Intellectual Property Licensing Agreement

See attached.